SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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IMATION CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMATION CORP.

1 Imation Way

Oakdale, Minnesota 55128

March 21, 2012

Dear Imation Corp. Shareholders:

You are cordially invited to attend the Imation Corp. 2012 Annual Meeting of Shareholders. We will hold the meeting on Wednesday, May 2, 2012, at 9:00 a.m., local time, at the Sheraton St. Paul Woodbury Hotel, 676 Bielenberg Drive, Woodbury, Minnesota 55125. The record date for the Annual Meeting is March 5, 2012. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting. During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. We will also present a current report on our business operations after the Annual Meeting and you will have an opportunity to ask questions.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please vote your shares either by telephone, Internet or the mail so your shares will be represented at the Annual Meeting. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials or proxy card you received for the Annual Meeting.

Sincerely,

Mark E. Lucas
President and Chief Executive Officer

IMATION CORP.

1 Imation Way

Oakdale, Minnesota 55128

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 2, 2012

To the Shareholders of Imation Corp.:

The 2012 Annual Meeting of Shareholders of Imation Corp. will be held on Wednesday, May 2, 2012, at 9:00 a.m., local time, at the Sheraton St. Paul Woodbury Hotel, 676 Bielenberg Drive, Woodbury, Minnesota 55125. The purpose of the meeting is to:

1. Elect three directors named in the attached Proxy Statement;

2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012;

3. Approve the compensation of the Company’s named executive officers; and

4. Transact such other business that may properly come before the meeting or any adjournment or adjournments thereof.

These items are more fully described in the Proxy Statement.

The record date for the meeting is March 5, 2012. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting.

By Order of the Board of Directors,

John P. Breedlove
Vice President, General Counsel and Corporate Secretary

Oakdale, Minnesota

March 21, 2012

IMPORTANT NOTICE

PLEASE VOTE BY TELEPHONE OR INTERNET, OR, IF YOU RECEIVED PAPER COPIES OF OUR

PROXY MATERIALS, YOU CAN ALSO MARK, DATE, SIGN AND PROMPTLY MAIL

THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES

WILL BE REPRESENTED AT THE MEETING. WHEN YOU SUBMIT YOUR VOTE, PLEASE

ALSO INDICATE WHETHER YOU ARE PLANNING TO ATTEND THE MEETING.

IMATION CORP.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 2, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

Voting Procedures

We are providing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors of Imation Corp. (“Imation,” “we,” “our” or “us”) for use at our Annual Meeting of Shareholders on May 2, 2012 and at all adjournments. The record date for the meeting is March 5, 2012. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting. As of March 5, 2012, there were approximately 38,330,476 shares of our common stock, $.01 par value, outstanding. You have one vote for each share of common stock you hold, and there is no cumulative voting. The shares of common stock we hold in our treasury will not be voted and will not be counted at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote.

We first made this Proxy Statement available to our shareholders on or about March 22, 2012.

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent to most of our shareholders the Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2011 Annual Report on-line. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail, unless they request to receive one.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 2, 2012: This Proxy Statement and our 2011 Annual Report are available at

https://materials.proxyvote.com/45245A

To vote your shares, please follow the instructions on the Notice you received for our Annual Meeting of Shareholders. If you received paper copies of our proxy materials, we have enclosed a proxy card for you to use to vote your shares. In order to register your vote, complete, date and sign the proxy card and return it in the enclosed envelope or vote your proxy by telephone or Internet in accordance with the voting instructions on the proxy card.

You have several choices on each item to be voted upon at the Annual Meeting.

For the election of directors, you can:

•	vote for all of the nominated directors as a group;

•	withhold authority to vote for all nominated directors as a group; or

•	vote for all nominated directors as a group except those you identify.

For the ratification of the appointment of the independent registered public accounting firm, you can:

•	vote “FOR” ratification;

•	vote “AGAINST” ratification; or

•	“ABSTAIN” from voting on ratification.

For the advisory vote to approve executive compensation, you can:

•	vote “FOR” the approval of the compensation for the named executive officers;

•	vote “AGAINST” the approval of the compensation for the named executive officers; or

•	“ABSTAIN” from voting on the approval of the compensation for the named executive officers.

If you do not specify on your proxy card (or when giving your proxy on the Internet) how you want to vote your shares, your shares will be voted FOR the election of all directors as nominated, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012, and FOR the approval of compensation for the named executive officers.

If you change your mind after you vote your shares, you can revoke your proxy at any time before it is actually voted at the Annual Meeting by:

•	sending written notice of revocation to our Corporate Secretary;

•	submitting a signed proxy with a later date;

•	voting by telephone or the internet on a date after your prior telephone or internet vote; or

•	attending the meeting and withdrawing your proxy.

You can also be represented by another person present at the meeting by executing a proxy designating that person to act on your behalf.

If you “abstain” on any matter, your shares will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote but will not be considered to have been voted on the matter. If you hold shares in “street name” and you do not provide voting instructions to your broker, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the New York Stock Exchange. In that case, your shares will be considered present at the meeting for purposes of determining a quorum but will not be considered to be represented at the meeting for purposes of calculating the vote on that proposal. Your broker does not have discretionary authority to vote your shares on any of the proposals other than ratification of the appointment of the independent registered public accounting firm if your broker does not receive voting instructions from you.

If you would like to consent to receive our proxy materials and annual reports electronically in the future, please go to our website www.imation.com. Click on “Investor Relations,” then “Financial and Investor Information” and “Shareholder Services/Information.” In the Shareholder Services/Information section follow the instructions to submit your electronic consent.

Proxy Solicitation

We will pay the costs of preparing, printing and mailing the Notice of Annual Meeting of Shareholders, the Notice and this Proxy Statement, including the reimbursement to banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners. We have retained Innisfree M&A Incorporated to help solicit proxies from shareholders for the Annual Meeting for a fee of $6,500, plus reimbursement for certain out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone by our regular employees without additional compensation, as well as by employees of Innisfree M&A Incorporated.

Security Ownership of Certain Beneficial Owners

The table below shows the number of shares of our outstanding common stock as of February 27, 2012, held by each person that we know owns beneficially (as defined by the Securities and Exchange Commission for proxy statement purposes) more than 5% of any class of our voting stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

TDK Corporation	7,590,764(1)	19.81%
c/o 1-13-1, Nihonbashi, Chuo-Ku
Tokyo 103-8272, Japan

Wells Fargo & Company	3,727,233(2)	9.73%
420 Montgomery Street
San Francisco, CA 94104

Dimensional Fund Advisors LP	3,027,348(3)	7.90%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

(1)	A Schedule 13D/A was filed with the Securities and Exchange Commission on December 6, 2007 by TDK Corporation (“TDK”), TDK Electronics Corporation (“TEC”), TDK U.S.A. Corporation (“TUC”), TDK Europe S.A. (“TES”), TDK Hong Kong Co. Ltd. (“THK”), TDK Recording Media Europe S.A. (“TRE”) and TDK Singapore (PTE) Ltd. (“TSP”) reporting beneficial ownership of 7,740,764 shares of our common stock. TDK reported that it had sole voting and dispositive powers with respect to 4,962,390 shares and shared voting and dispositive powers with respect to 2,778,374 shares. TEC reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 660,946 shares. TUC reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 660,946 shares. TES reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 1,805,809 shares. THK reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 63,757 shares. TRE reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 135,358 shares. TSP reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 112,504 shares. TUC, TEC, TES, TRE, THK and TSP are all wholly owned subsidiaries of TDK. Form 4s were filed with the Securities and Exchange Commission by TDK on June 7, 9 and 13, 2011 reporting the sale by TDK of an aggregate of 150,000 shares. TDK became our largest shareholder in connection with our acquisition of substantially all of the assets relating to the marketing, distribution, sales, customer service and support of removable recording media products, accessory products and ancillary products under the TDK brand name from TDK. See “Related Person Transactions and Related Person Transaction Policy.”

(2)

A Schedule 13G/A was filed with the Securities and Exchange Commission on January 25, 2012 by Wells Fargo & Company (“Wells Fargo”) reporting consolidated beneficial ownership on behalf of itself and certain subsidiaries of 3,727,233 shares of our common stock. Of such shares, Wells Fargo reported that it had sole voting power with respect to 3,315,360 shares, sole dispositive power with respect to 3,709,219 shares, shared voting power with respect to 0 shares and shared dispositive power with respect to 227 shares. Wells Capital Management Incorporated, a wholly owned subsidiary, is an investment advisor that beneficially owns 3,436,004 shares of common stock, over which it has sole voting power with respect to 176,721 shares, sole dispositive power with respect to 3,436,004 shares and no shared voting power or dispositive power. Wells Fargo

Fund Management LLC, a wholly owned subsidiary, is an investment advisor that beneficially owns 2,847,637 shares of common stock, over which it has sole voting power and no shared voting power, no sole dispositive power and no shared dispositive power. Wells Fargo filed the report as a parent holding company for Wells Capital Management Incorporated (Investment Advisor), Wells Fargo Advisors, LLC (Broker-Dealer), Wells Fargo Advisors Financial Network, LLC (Broker-Dealer), Golden Capital Management, LLC (Investment Advisor), Nelson Capital Management, LLC (Investment Advisor), Wells Fargo Bank, N.A. (Bank) and Wells Fargo Funds Management, LLC (Investment Advisor), each of which is a subsidiary of Wells Fargo.

(3)	A Schedule 13G/A was filed with the Securities and Exchange Commission on February 14, 2012 by Dimensional Fund Advisors LP (“Dimensional”) reporting beneficial ownership of an aggregate of 3,027,348 shares of our common stock. Of such shares, Dimensional reported that it had sole voting power with respect to 2,980,401 shares and sole dispositive power with respect to 3,027,348 shares. Dimensional is an investment advisor/manager to certain funds and as investment advisor/manager, Dimensional possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. Dimensional disclaims beneficial ownership of the shares held by the funds.

Security Ownership of Management

The table below shows the number of shares of our common stock beneficially owned as of February 27, 2012 by each director, each nominated director, each officer named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, the named person has sole voting and investment powers with respect to the shares held by that person, and the shares are not subject to any pledge.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Class
David P. Berg	40,073		*
Charles A. Haggerty	113,487	(2)	*
Ronald T. LeMay	146,532		*
L. White Matthews, III	123,757		*
Trudy A. Rautio	49,323		*
David B. Stevens	0		*
Glen A. Taylor	164,516		*
Daryl J. White	129,584		*
Mark E. Lucas	548,046		1.42%
Paul R. Zeller	287,474		*
Gregory J. Bosler	84,624		*
Subodh K. Kulkarni	164,674		*
Scott J. Robinson	68,351		*
James C. Ellis	105,375		*
John L. Sullivan(3)	129,396		*
All Directors and Executive Officers as a Group (16 persons)	2,160,321		5.48%

*  Indicates ownership of less than 1%.

(1)

In addition to the unrestricted shares held by the named individuals, the shares shown include (i) the following shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of February 27, 2012: Mr. Berg, 15,777 shares; Mr. Haggerty, 73,148 shares; Mr. LeMay, 97,449 shares; Mr. Matthews, 89,997 shares; Ms. Rautio, 15,777 shares; Mr. Stevens: 0; Mr. Taylor, 97,449 shares; Mr. White, 97,449 shares; Mr. Lucas, 236,861 shares; Mr. Zeller, 171,089 shares; Mr. Bosler, 27,068 shares; Mr. Kulkarni, 92,632 shares; Mr. Robinson, 29,598 shares; Mr. Ellis, 59,942 shares; Mr. Sullivan, 124,396 shares; and all directors and executive officers as a group, 1,169,732 shares; (ii) the following shares of restricted stock held as of February 27, 2012; Mr. Berg, 9,162 shares; Mr. Haggerty, 9,162 shares; Mr. LeMay, 9,162 shares; Mr. Matthews, 13,743 shares; Ms. Rautio, 9,162 shares; Mr. Stevens: 0 shares; Mr. Taylor, 9,162 shares; Mr. White, 9,162 shares; Mr. Lucas, 216,888 shares; Mr. Zeller, 61,053 shares; Mr. Bosler, 43,899 shares; Mr. Kulkarni, 45,256 shares; Mr. Robinson, 24,142 shares; Mr. Ellis, 26,235 shares; Mr. Sullivan, 0 shares; and all directors and executive officers as a group, 496,176 shares and (iii) the following shares allocated as of February 27, 2012 to the accounts of participants under the Imation Retirement Investment Plan: Mr. Lucas, 8,624 shares; Mr. Zeller, 12,513 shares; Mr. Bosler, 3,164 shares; Mr. Kulkarni, 3,746 shares; Mr. Robinson, 6,006 shares; Mr. Ellis, 6,502 shares; Mr. Sullivan, 0 shares; and all executive officers as a group, 42,072 shares. The holders of restricted stock have voting power but no investment power with respect to those shares. The participants in the Imation Retirement Investment Plan have shared voting and investment power with respect to such shares.

(2)	Includes 13,500 shares held in a revocable trust.

(3)	Mr. Sullivan retired from Imation on June 3, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. We are required to identify any of those individuals who did not file such reports on a timely basis. We believe that during 2011 all of our directors and executive officers complied with their Section 16(a) filing requirements.

Related Person Transactions and Related Person Transaction Policy

Agreements with TDK

On July 31, 2007, we acquired substantially all of the assets relating to the marketing, distribution, sales, customer service and support of removable recording media products, accessory products and ancillary products being sold under the TDK Life on Record brand name (“TDK Recording Media”), from TDK Corporation, a Japanese corporation (“TDK”) pursuant to an Acquisition Agreement dated April 19, 2007, between Imation and TDK. The purchase price for the TDK Recording Media operations was approximately $260 million in a combination of cash and stock.

As a result of the transaction, TDK became our largest shareholder. Pursuant to an Investor Rights Agreement, dated July 31, 2007, TDK nominated Raymond Leung to serve on our Board of Directors. Dr. Leung was elected to serve as a Class III member of the Board of Directors on November 7, 2007 and was reelected by shareholders on May 4, 2011. On May 4, 2011, Dr. Leung resigned from the Board of Directors based on TDK’s determination at that time that it would not require a representative on the Company’s Board of Directors. Pursuant to the Investor Rights Agreement, TDK’s ownership stake will be permitted to increase up to 21% of our common stock on a fully diluted basis through open market purchases. TDK received certain preemptive rights and registration rights, and TDK agreed to a standstill on further acquisitions of our common stock above the 21% threshold (except as a result of stock repurchases initiated by Imation, in which event TDK’s ownership will not be permitted to exceed 22% of the then outstanding shares). TDK also agreed to a voting agreement with respect to certain matters presented to our shareholders.

We entered into two long-term Trademark License Agreements with TDK, dated July 31, 2007, with respect to the TDK Life on Record brand, which will continue unless terminated by TDK no earlier than 2032 (2017 in the case of headphones or speakers) or earlier in the event of a material breach of the Trademark License Agreement, specific change of control events or default by Imation. One of the agreements licenses the trademark to Imation for the U.S. territory, while the other licenses the trademark to an Imation affiliate outside the United States. The trademark licenses provide us exclusive use of the TDK Life on Record trademark and logo for marketing and sales of current and successor magnetic tape, optical media and flash memory products, certain accessories, headphones and speakers, and certain future removable recording media products. No additional consideration was paid or is payable to TDK under the Trademark License Agreements outside of the consideration paid by Imation for the acquisition.

We also entered into a Supply Agreement with TDK, dated July 31, 2007, which allows us to purchase a limited number of LTO tape media and Blu-ray removable recording media products and accessory products for resale under the TDK Life on Record brand name. TDK agreed to supply such products on competitive terms and TDK agreed not to sell any such products to third parties for resale under the TDK Life on Record brand name during the term of the Trademark License Agreements. The Supply Agreement will continue until the later of 2012 or for so long as TDK manufactures any of the products. We also purchase the following items from TDK on a non-exclusive basis for our Imation branded and Memorex branded products outside of the Supply Agreement: LTO and DDS/DAT tapes, certain specialized optical discs and Blu-Ray recordable media. For 2011, purchases from TDK for inventory items under the Supply Agreement and the other items described above were approximately $50 million.

A copy of the Acquisition Agreement is filed as an exhibit to our Current Report on Form 8-K filed April 25, 2007. Copies of the Investor Rights Agreement, Trademark License Agreements and Supply Agreement are filed as exhibits to our Current Report on Form 8-K filed August 3, 2007. The descriptions of the Acquisition Agreement, Investor Rights Agreement, Trademark License Agreements and Supply Agreement are qualified in their entirety by reference to the full text of those agreements.

In addition, on January 18, 2011, we entered into a Strategic Partner Agreement with TDK to jointly develop and manufacture magnetic tape technologies. Under the Strategic Partner Agreement, Imation and TDK will collaborate on the research and development of future tape formats in both companies’ research centers in the United States and Japan, while consolidating tape coating operations to the TDK Group Yamanashi manufacturing facility. The Agreement has a term of 10 years.

Related Person Transaction Policy

On February 6, 2007, the Audit and Finance Committee of the Board of Directors adopted a written policy regarding transactions with related persons. In accordance with the policy, the Audit and Finance Committee is responsible for the review and approval of all transactions with related persons that are required to be disclosed under the rules of the Securities and Exchange Commission. Under the policy, a “related person” includes any of our directors or executive officers, certain of our shareholders and any of their respective immediate family members. The policy applies to transactions in which Imation is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A related person’s material interest in a transaction is to be determined based on the significance of the information to investors in light of all the circumstances. Under the policy, management is responsible for disclosing to the Audit and Finance Committee all material information related to any covered transaction. The Audit and Finance Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to Imation than could be obtained in a comparable arms-length transaction with an unrelated third party.

Due to the size of the transaction with TDK, approval of the acquisition of the TDK Recording Media business (and the related TDK Acquisition Agreement, Trademark License Agreements and Supply Agreement) was made by the entire Board of Directors. The Audit and Finance Committee ratified the continuing purchase of the other items purchased from TDK described above. In addition, because the Strategic Partner Agreement was part of a larger restructuring plan for Imation, the approval of the Strategic Partner Agreement was made by the entire Board of Directors, with Dr. Leung abstaining.

BOARD OF DIRECTORS

Corporate Governance

Corporate Governance Guidelines

Our Board of Directors is committed to sound and effective corporate governance practices. Our Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”) which describe the Board’s governance principles and procedures. The Guidelines, which comply with the criteria established under the New York Stock Exchange listing standards, cover director qualifications and retirement policy, director responsibilities, Board committees, director access to officers and employees, director compensation, director orientation and continuing education, Chief Executive Officer evaluation and management succession, and the annual performance evaluation of the Board. The Guidelines are available on our website. The Internet address for our website is www.imation.com and the Guidelines can be found on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page.

Code of Ethics

We have had a Business Conduct Policy in place since our inception that applies to all employees and our Board of Directors. The Business Conduct Policy is available on our website. The Internet address for our website is www.imation.com. The Business Conduct Policy may be found on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page.

Annual Meeting Attendance Policy

Directors are expected to attend our Annual Meeting of Shareholders. All ten of our then current directors attended our 2011 Annual Meeting of Shareholders.

Communications with the Board

Our Board of Directors has a process in place for interested parties to communicate directly with our directors. If any interested party wants to make concerns known to our Board of Directors, non-management directors or Non-Executive Chairman, communication can be sent to directors@imation.com or Imation Corp., P.O. Box 64898, St. Paul, MN 55164-0698, Attn: Board of Directors. Communications sent to directors@imation.com or the mailing address will be sent to the chair of our Audit and Finance Committee who will then circulate the communications to the Board members as appropriate.

Director Independence and Determination of Audit Committee Financial Expert

Our Board of Directors reviewed the independence of our directors and nominees in February 2011 and 2012. The Board made this review to determine whether any of the relationships or transactions described below, if existing, were inconsistent with a determination that the director or nominee is independent. During this review, our Board reviewed:

•	whether there were any transactions or relationships between each director, nominee or any member of his or her immediate family and us and our subsidiaries and affiliates; and

Governance Committee are available on our web site. The Internet address for our website is www.imation.com. The charters are on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page.

Other than Mark E. Lucas, our President and Chief Executive Officer, and Raymond Leung, the TDK director nominee who resigned from our Board on May 4, 2011, none of the directors or nominees had any relationship with us other than as shareholder and director. Therefore, the Board affirmatively determined that all of the directors and nominees, other than Mark E. Lucas and Raymond Leung, are independent as defined under the New York Stock Exchange listing standards.

In February 2012, the Board also reviewed whether the Audit and Finance Committee had an audit committee financial expert as defined in the Securities and Exchange Commission rules. The Board reviewed the skills and experience required under the rules and determined that Messrs. Haggerty, Matthews and White and Ms. Rautio are audit committee financial experts as defined under those rules.

Non-Executive Chairman

The Board believes it is appropriate to separate the office of Chairman of the Board from the office of the Chief Executive Officer in order to preserve and strengthen the oversight role of the Board of Directors. The Board believes it is the Chairman of the Board’s responsibility to run the Board and the Chief Executive Officer’s responsibility to run our company. For these reasons, the Board determined that it is in the shareholders’ best interest to have an independent chairman whose sole job is leading the Board of Directors and in 2007 appointed a Non-Executive Chairman who is not part of our management. The Board reviews periodically whether to retain the Non-Executive Chairman position and, as long as the position is retained, will review, at least once per year, who the Non-Executive Chairman will be. As long as there is a Non-Executive Chairman of the Board, the Board will not designate a lead director. The Non-Executive Chairman is responsible for coordinating activities of, and communication with, the Board, including leading the meetings of the Board of Directors and the executive sessions of the non-management directors; facilitating communications between the directors and management; establishing the agenda for Board meetings; working with the Chief Executive Officer and the Board on defining a process for developing corporate strategy and providing oversight and guidance in its development; and for other matters as determined by the Board from time to time. L. White Matthews, III was appointed the Non-Executive Chairman in May 2011 for a term ending at the 2012 Annual Meeting of Shareholders.

Meetings of the Board and Board Committees

Meetings of the Board

During 2011, the Board of Directors held a total of seven meetings, and the various committees of the Board met a total of eighteen times. Each director attended 89% or more of the total meetings of the Board of Directors and the Board committees on which the director served. The non-management directors of the Board met at scheduled executive sessions at each Board meeting. The Non-Executive Chairman, currently L. White Matthews, III, presided at these sessions.

Committees of the Board

The standing committees of the Board of Directors are the Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee. Each of the Board committees has adopted a written charter which describes the functions and responsibilities of the committee. The charters for our Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee are available on our web site. The Internet address for our website is www.imation.com. The charters are on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page.

Audit and Finance Committee

Members:	Six non-employee directors:
Ms. Rautio (Chair) and Messrs. Berg, Haggerty, LeMay, Matthews and White. All of the members of the Audit and Finance Committee are independent directors as defined under the New York Stock Exchange listing standards and the rules of the Securities and Exchange Commission.

Number of meetings in 2011: Nine

Functions:

•	Reviews our consolidated financial statements, including accounting principles and practices

•	Has the authority to appoint or replace our independent registered public accounting firm and approve the scope of its audit services

•	Reviews and approves non-audit services performed by our independent registered public accounting firm

•	Reviews our compliance procedures and scope of internal controls

•	Reports to the Board of Directors on the adequacy of financial statement disclosures and adherence to accounting principles

•	Reviews financial policies which may impact our financial statements

•	Oversees our internal audit function with the Director of Internal Audit reporting directly to the Audit and Finance Committee

•	Monitors compliance with financing agreements

•	Monitors the functions of our Pension and Retirement Committee

•	Reviews and approves any related person transactions under our related person transaction policy

Under our Guidelines, no director may serve on a total of more than three public company audit committees. All of our directors are in compliance with that provision of our Guidelines.

Compensation Committee

Members:	Five non-employee directors:
Mr. White (Chair) and Messrs. Berg, Matthews, Stevens and Taylor. All of the members of the Compensation Committee are independent directors as defined under the New York Stock Exchange listing standards.

Number of meetings in 2011: Four

Functions:

•	Reviews and approves compensation and benefits programs for our executive officers and key employees

•	Oversees executive evaluation process and approves compensation for executives other than the Chief Executive Officer

•	Reviews and recommends Chief Executive Officer compensation to the independent directors

•	Reviews executive stock ownership guidelines and progress in meeting the guidelines

•	Oversees implementation of certain stock and compensation plans

Nominating and Governance Committee

Members:	Five non-employee directors:
Mr. LeMay (Chair), Mr. Haggerty, Ms. Rautio and Messrs. Stevens and Taylor. All of the members of the Nominating and Governance Committee are independent directors as defined under the New York Stock Exchange listing standards.

Number of meetings in 2011: Five

Functions:

•

Advises and makes recommendations to the Board on all matters concerning directors (such as independence evaluations, committee assignments, director compensation and director stock ownership guidelines) and corporate governance matters

•	Advises and makes recommendations to the Board on the selection of candidates as nominees for election as directors

•	Reports to the Board on succession planning, including succession in the event of retirement of the Chief Executive Officer

•	Oversees the evaluation of the Chief Executive Officer

Risk Oversight

Our Board of Directors has responsibility for risk oversight, focusing on our overall risk management strategy, our degree of tolerance for risk, and the steps management is taking to manage our risks. Management reports on its risk management process on a quarterly basis to the Board of Directors. The Audit and Finance Committee also receives quarterly reports on key financial risks that could affect us.

We have designated an executive officer to oversee our risk management process. That executive officer provides the quarterly reports regarding our risk management process. He is an experienced corporate executive who is familiar with our global businesses, locations and personnel, and the industries in which we operate. He has the position and authority sufficient to hold others accountable for risk mitigation activities. Prior to 2010, the risk management process was facilitated by the head of internal audit. However, our management determined it would be more appropriate to designate one of our executive officers to oversee the risk management process, so that internal audit would have the independence to evaluate the effectiveness of the risk management process.

The Board of Directors oversees our risk management process and our management is responsible for day-to-day risk assessment and mitigation activities. We believe this division of responsibilities provides an effective approach for addressing our risks and that our Board leadership structure (with the separation of the Chairman of the Board from the Chief Executive Officer to strengthen the Board of Directors general oversight role) is aligned with this approach.

Director Nominations

The Nominating and Governance Committee will consider qualified candidates for Board membership submitted by shareholders. A candidate for election to the Board needs the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care in his or her representation of the interests of shareholders. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance and international transactions and those regarding our industry. In general, candidates will be preferred who hold an established executive level position and have extensive experience in business, finance, law, education, research or government. The Nominating and Governance Committee also reviews the current composition of the Board to determine the needs of the Board in terms of diversity of candidates including diversity of skills, experience, race, national origin or gender, but the Nominating and Governance Committee does not have a specific policy with regard to the consideration of diversity. The Nominating and Governance Committee will consider all these criteria for nominees identified by the Nominating and Governance Committee, by shareholders or through some other source. The Nominating and Governance Committee also uses an external search firm to assist it in locating candidates that meet the criteria for qualified candidates. The Nominating and Governance Committee has currently retained Heidrick & Struggles to provide such assistance. When current Board members are considered for nomination for re-election, the Nominating and Governance Committee will also take into consideration their prior Board contributions, performance and meeting attendance records.

Shareholders who want to submit a qualified candidate for Board membership can do so by sending the following information to the Nominating and Governance Committee (through our Corporate Secretary at 1 Imation Way, Oakdale, MN 55128):

•	name of the candidate and a brief biographical sketch and resume;

•	contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and

•	a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

The Nominating and Governance Committee will conduct a process of making a preliminary assessment of each proposed nominee based upon his or her resume and biographical information, an indication of the individual’s willingness to serve and other relevant information. This information will be evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be subject to a background investigation and may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Governance Committee will determine which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating and Governance Committee will use the same process for evaluating all nominees, regardless of the original source of the nomination. Any nominations for director to be made at an annual meeting of shareholders must be made in accordance with the requirements described in the section entitled “Shareholder Proposals for 2013 Annual Meeting.”

Compensation of Directors

Non-employee directors receive the following compensation for service on our Board:

•	Annual Retainer: $50,000

•	Committee Chairman Fee:

•	$7,500 per year for serving as chair of the Nominating and Governance Committee

•	$10,000 per year for serving as chair of the Compensation Committee

•	$10,000 per year for serving as chair of the Audit and Finance Committee

•	Non-Executive Chairman Fee: $87,500 (in addition to the Annual Retainer received by all Directors, for a total of $137,500)

•	Meeting Attendance:

•	Board meetings: $1,500 per meeting for attendance in person and $1,000 per meeting for attendance via telephone or video conference

•	Committee meetings: $1,500 per meeting for attendance in person and $1,000 per meeting for attendance via telephone or video conference

•	Interview of Board Candidates: $1,500 per interview

•

Equity Grants:    Directors receive an initial equity grant of restricted stock and options to purchase common stock on the date a person becomes a director and an additional annual equity grant of restricted stock and options to purchase common stock on the date of the annual meeting of shareholders each year. The annual equity grant is a dollar value of $175,000 in stock options and restricted stock, with 50% of the value granted as stock options valued under a modified Black-Scholes model and 50% of the value granted as restricted stock. The Non-Executive Chairman of the Board receives an additional equity grant of $87,500, using the same division between stock options and restricted stock and the same valuation model. The restricted stock and stock options vest in one year but may accelerate under certain circumstances such as death, disability, retirement and change of control of Imation, as defined under the 2005 Director Program, as amended. The initial equity grant for a director or Non-Executive Chairman who is first elected at a time other than the annual meeting of shareholders is prorated based on the dollar value of the equity grant granted to directors or the Non-Executive Chairman at the time of the preceding annual meeting of shareholders.

•	Matching Gift: We match gifts made by each director to qualified charitable institutions in an amount up to $15,000 per year.

•

Training Program Reimbursement:    We encourage our directors to attend training programs for directors and reimburse any director who chooses to attend a training program for the cost of attending the program, including travel and lodging, at the maximum rate of one program per year.

•	Travel Reimbursement: We reimburse directors for travel costs of attending Board meetings, other meetings with management and interviews of Board candidates.

The Nominating and Governance Committee reviews Board compensation every year based on a market analysis provided by the Nominating and Governance Committee’s compensation consultant which is the same compensation consultant used by the Compensation Committee. For 2011 and 2012, the compensation consultant is Aon Hewitt (formerly known as Hewitt Associates, LLC). The compensation consultant advises the Nominating and Governance Committee on the competitive position of Board of Directors compensation relative to the peer group of companies used for executive compensation and based on market trends such as mix of cash and equity.

In May 2011, the Board, as recommended by the Nominating and Governance Committee, approved a change in the compensation of the Non-Executive Chairman of the Board. The compensation for the

Non-Executive Chairman of the Board was reviewed against our peers in connection with the retirement of Linda Hart and the appointment of L. White Matthews as Non-Executive Chairman. The annual fee for the Non-Executive Chairman was changed from 1.2 times the annual retainer for directors (then $60,000) to $87,500, and the equity grant was changed from 1.2 times the equity grant for directors (then $210,000) to $87,500. The Nominating and Governance Committee is currently evaluating what, if any, changes to the Board compensation program would be appropriate for 2012. Employee directors are not compensated for their service on the Board of Directors.

In lieu of cash, non-employee directors may elect to receive all or part of their Annual Retainer, Non-Executive Chairman fee, Committee Chairman fee and meeting fees in shares of common stock or in restricted stock units equivalent to shares of common stock.

	Director Compensation for Fiscal Year 2011
Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		Option Awards ($)(2)		All Other Compensation ($)(3)	Total ($)
David P. Berg	73,998	(4)	87,497		69,406		12,500	243,401
Charles A. Haggerty	73,500		87,497		69,406		0	230,403
Ronald T. LeMay	83,500	(5)	87,497		69,406		15,000	255,403
L. White Matthews, III	165,500	(6)	131,246	(7)	104,112	(8)	15,000	415,857
Trudy A. Rautio	85,005	(9)	87,497		69,406		15,000	256,908
Glen A. Taylor	71,004	(10)	87,497		69,406		11,555	239,462
Daryl J. White	84,000	(11)	87,497		69,406		0	240,903
Linda W. Hart(12)	11,000		0		0		17,931	28,931
Raymond Leung(13)	0		0		0		0	0

(1)	On May 4, 2011 each director, other than Ms. Hart and Dr. Leung, were awarded 9,162 shares of restricted stock. The grant date fair value of that restricted stock award is $87,497. Ms. Hart retired from the Board on May 4, 2011 and did not receive an award of restricted stock. In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), we chose the grant date fair value of the restricted stock as equivalent to the closing stock price on the date of grant: $9.55. The number of shares of restricted stock that are outstanding for each director at fiscal year end is 9,162, other than for Ms. Hart and Dr. Leung for whom the number of shares of restricted stock outstanding is 0, and Mr. Matthews for whom the number of shares of restricted stock outstanding is 13,743. See Footnote 7.

(2)	On May 4, 2011 each director, other than Ms. Hart and Dr. Leung, were awarded options to purchase 16,447 shares of common stock. The grant date fair value of that option award is $69,406. In accordance with FASB ASC Topic 718, we chose the Black-Scholes option pricing model to estimate the grant date fair value of the option. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date fair value for the option: risk free rate: 2.214%; expected life: 5.8 years; volatility: 43.9646%; and dividend yield: 0%; resulting in a grant date fair value of $4.22 per share. The number of shares underlying stock options that are outstanding for each director at fiscal year end are as follows: Mr. Berg: 32,224; Mr. Haggerty: 89,595; Mr. LeMay: 113,896; Mr. Matthews: 114,668; Ms. Rautio: 32,224; Mr. Taylor: 113,896; Mr. White: 113,896, Ms. Hart: 126,739 and Dr. Leung: 0.

(3)	These amounts represent matching gifts by Imation to qualified charitable institutions of $12,500 for Mr. Berg, $11,555 for Mr. Taylor and $15,000 for Ms. Hart, Mr. LeMay, Mr. Matthews and Ms. Rautio. This amount also includes a tax gross-up payment for any retirement gift.

(4)	Mr. Berg elected to receive 25% of his annual retainer and 100% of his meeting fees in shares of common stock in lieu of cash. That election resulted in the conversion of $36,498 into 4,284 shares of common stock.

(5)	Mr. LeMay is the Chairman of our Nominating and Governance Committee and this amount includes the Committee Chairman fee.

(6)	Mr. Matthews is Non-Executive Chairman of the Board and this amount includes that fee.

(7)	Mr. Matthews, as Non-Executive Chairman of the Board, received an additional restricted stock award of 4,581 shares on May 4, 2011. The grant date fair value of the restricted stock award is $43,749. In accordance with FASB ASC Topic 718, we chose the grant date fair value of the restricted stock as equivalent to the closing stock price on the date of grant: $9.55.

(8)	Mr. Matthews, as Non-Executive Chairman of the Board, received an additional option grant of 8,224 shares on May 4, 2011. The grant date fair value of the option award is $34,705. In accordance with FASB ASC Topic 718, we chose the Black-Scholes option pricing model to estimate the grant date fair value of the option. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date fair value for the options: risk free rate: 2.214%; expected life: 5.8 years; volatility: 43.9646%; and dividend yield: 0%; resulting in a grant date fair value of $4.22 per share.

(9)	Ms. Rautio is Chairman of our Audit and Finance Committee and this amount includes the Committee Chairman fee. Ms. Rautio also elected to receive her cash compensation in shares of common stock in lieu of cash. That election resulted in the conversion of $85,005 to 9,459 shares of common stock.

(10)	Mr. Taylor has elected to receive his cash compensation in shares of common stock in lieu of cash. That election resulted in the conversion of $71,004 to 7,899 shares of common stock.

(11)	Mr. White is Chairman of our Compensation Committee and this amount includes the Committee Chairman fee.

(12)	Ms. Hart retired from our Board effective May 4, 2011.

(13)	Dr. Leung was TDK’s Board nominee pursuant to the Investor Rights Agreement that we entered into with TDK in conjunction with our acquisition of the TDK Recording Media business until he resigned on May 4, 2011. See “Related Person Transactions and Related Person Transaction Policy.” Pursuant to the Investor Rights Agreement, Dr. Leung was not compensated for his service on the Board of Directors.

Stock Ownership Guidelines

Our director stock ownership guidelines provide that each of our directors is encouraged to own stock valued at not less than $130,000. The stock ownership should be considered a long-term investment and be achieved within five years of joining the Board of Directors. The value of director’s ownership is calculated two ways, based on (1) the current market value and (2) the value at the time the director became subject to the director stock ownership guidelines. A director would be in compliance if the director meets the guidelines under either calculation.

Board Retirement Policy

The Board has adopted a retirement policy that provides that:

•

non-employee directors cannot be nominated for re-election as a director at the next annual meeting of shareholders following either 15 years of service as a director or reaching the age of 70, whichever comes first;

•	a director who is also our Chief Executive Officer must submit his or her resignation from the Board when he or she ceases to be the Chief Executive Officer; and

•

any other director who is an employee must retire from the Board (i) at the time of a reduction in his or her duties or responsibilities as an officer unless the Board at its sole discretion determines the officer continues to be qualified to act as a director, (ii) upon termination of his or her active service as an employee or (iii) upon attaining the age of 65, whichever is earliest.

Mr. LeMay has reached 15 years of service and has not been nominated for re-election as a Director under our retirement policy.

Indemnification Agreements

It is our policy to indemnify directors and officers against any costs, expenses and other liabilities to which they may become subject by reason of their service to us and to insure our directors and officers against such liabilities to the extent permitted by applicable law. Our bylaws provide for indemnification of our directors, officers and employees against those costs, expenses and other liabilities as long as the director, officer or employee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests. We have also entered into indemnity agreements with each of our directors where we have agreed to indemnify each director to the full extent provided by applicable law and our bylaws as currently in effect.

ITEM NO. 1

ELECTION OF DIRECTORS

General Information

Our Board of Directors is currently composed of nine directors divided into three classes. The members of each class are generally elected to serve three-year terms with the term of office of each class ending in successive years. Messrs. LeMay, Lucas, Matthews and Stevens are the four directors serving in Class I with terms expiring at the 2012 Annual Meeting. Mr. LeMay has reached 15 years of service, and, under our retirement policy, will not be standing for re-election. Messrs. Lucas, Matthews and Stevens have been nominated by the Board of Directors for re-election for three year terms at the Annual Meeting. Mr. Stevens, who was elected to the Board on March 12, 2012, was initially identified in 2011 as a possible director candidate by Heidrick & Struggles, the Nominating and Governance Committee’s current external search firm.

Each of the nominees standing for election has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute designated by the Board.

Each Class I nominee elected will hold office until the annual meeting of shareholders to be held in 2015 or until his or her successor has been duly elected and qualified, unless prior to such meeting the director resigns or his directorship becomes vacant due to his or her death or removal.

Information Concerning Directors

All of our directors meet the expectations described in the section entitled “Director Nominations.” In addition, each director has a particular area of expertise that is of value to Imation and has led to the creation of a well-rounded Board of Directors. Included at the end of each director’s biography is a description of the particular experience, qualifications, attributes or skills that led the Board to conclude that each of our directors should serve as a director of Imation.

Director Nominees — Class I (Term Ending 2012)

Mark E. Lucas	Mark E. Lucas, age 57, is President and Chief Executive Officer of Imation, a position he has held since May 2010. From March 2009 to May 2010, Mr. Lucas was President and Chief Operating Officer of Imation. Prior to joining Imation, Mr. Lucas served as Chairman and Chief Executive Officer of Geneva Watch Group (a privately held company that is a leading designer, manufacturer and distributor of watches, pens and clocks under both its own brand and licensed brands) from November 2005 to August 2008. Prior to that role, Mr. Lucas served as President and Chief Executive Officer of Altec Lansing Technologies (a manufacturer of consumer audio equipment) from June 2001 to August 2005. Mr. Lucas has also held executive management positions at Iomega Corporation (a data storage solutions company) from 2000 to 2001, The Gillette Company (a developer, manufacturer and seller of blades and razors, toiletries and cosmetics) from 1996 to 1999 and Duracell International Inc. (manufacturer and marketer of high-performance alkaline and other batteries) from 1988 to 1996 and started his career at Nestle Corp. Mr. Lucas was a director of Imation from April 2007 to February 2009 and served as a member of Imation’s Audit and Finance Committee and Compensation Committee. Mr. Lucas resigned from the Board of Directors of Imation in connection with his appointment as President and Chief Operating Officer. Mr. Lucas’ resignation from the Board of Directors was a requirement of his employment. Mr. Lucas was again elected as a director of Imation in May 2010. He is a director of Noble Biomaterials, Inc., a privately-held company. Mr. Lucas brings to our Board his significant experience in consumer packaged brands and goods, electronics and data storage businesses across both business and retail channels. He has experience in managing businesses globally, including global supply chains and manufacturing operations and also has strong change management skills.

L. White Matthews, III

L. White Matthews, III, age 66, has been active in corporate board work since he retired in September 2001. From July 1999 until September 2001, Mr. Matthews served as Executive Vice President and Chief Financial Officer of Ecolab, Inc. (a developer and marketer of cleaning and sanitizing products and services) as well as a member of its Board of Directors.

Mr. Matthews was retired from May 1998 to July 1999. From February 1977 to May 1998, Mr. Matthews served in various financial positions with Union Pacific Corporation (a company involved in rail/truck transportation and oil/gas exploration and production). From November 1989 to May 1998 he was Executive Vice President and Chief Financial Officer of Union Pacific and he was a member of its Board of Directors from 1994 to 1998. Mr. Matthews has been a director of Imation since February 2003. He is a director and Chairman of the Board of Constar International Inc., a privately-held company, and a director of PNC Mutual Funds, Inc., a privately-held company. Mr. Matthews was also a director of two publicly-held companies: Matrixx Initiatives, Inc. from 2003 to 2011 and Ceridian Corporation from 2005 to 2008 where he served as Chairman of the Board in his last year. Mr. Matthews brings to our Board his experience as a financial leader with a variety of executive positions and public company board experiences. Those experiences have provided him with significant depth and breadth of knowledge in dealing with complex financial and accounting matters, the experience of managing large organizations in public companies, and overall business leadership skills. Mr. Matthews also brings corporate governance expertise from his experiences on the board of directors of several public and privately-held companies and his experience in dealing with leadership and management in challenging times.

David B. Stevens	David B. Stevens, age 49, has been the Chief Technology Officer of Brocade Communications Systems, Inc. (a provider of networking solutions for data centers, enterprises and service providers) since September 2008. In 2011, he also assumed responsibility for Corporate Development activities, becoming Vice President, Corporate Development. From October 2005 to June 2008, Mr. Stevens was co-founder and Chief Executive Officer of Palo Alto Networks, Inc. (a privately held company that develops next-generation firewall products). Mr. Stevens previously served as the Vice President and CTO of Brocade Communications Systems, Inc. having joined the company through the acquisition of Rhapsody Networks, where he served as the founding Chief Executive Officer and Vice President of Business Development. Prior to that, Stevens served in senior management positions at Atmosphere Networks, Nortel, Bay Networks, and SynOptics Communications. Mr. Stevens has been a director of Imation since March 2012. Mr. Stevens brings to our Board over 20 years of technology experience in the enterprise networking, security, computer, and data storage industries.

Board Members Continuing in Office — Class II (Term Ending 2013)

Charles A. Haggerty	Charles A. Haggerty, age 70, has been Chief Executive Officer of LeConte Associates, LLC (a consulting and investment company) since June 2000. In June 1992, Mr. Haggerty became President and Chief Operating Officer and in July 1993, Chairman, President and Chief Executive Officer of Western Digital Corporation (a hard disk maker). Mr. Haggerty retired from Western Digital Corporation in June 2000. Prior to June 1992, Mr. Haggerty had a 28-year career with IBM Corporation (an information technology company), rising to the post of Vice President and General Manager of the worldwide OEM storage products business. Mr. Haggerty has been a director of Imation since October 2004. Mr. Haggerty is also a director of Pentair Corporation, Deluxe Corporation and LSI Corporation. Mr. Haggerty brings to our Board his extensive experience in the information technology industry, including his experience in senior leadership positions such as chief operating officer and chief executive officer. He also has significant experience in the needs and concerns of public companies, having served on many company boards, including as chairman of various board committees. Mr. Haggerty also brings financial expertise in dealing with accounting principles, evaluating financial results and overseeing the financial reporting process of a large public corporation.

Glen A. Taylor	Glen A. Taylor, age 70, has been Chairman of Taylor Corporation (a holding company in the specialty printing and marketing areas) since 1975. In August 1994, he acquired the National Basketball Association Minnesota Timberwolves team, and in 1999 launched the WNBA women’s basketball team, the Minnesota Lynx. Mr. Taylor has been a director of Imation since May 2000. Mr. Taylor brings to our Board his broad experience in growing a multi-national corporation, including his skills in managing global operations and global expansion. He also has expertise and insights in growing a company through acquisitions.

Daryl J. White

Daryl J. White, age 64, has been retired since May 2001. From August 2000 until May 2001, Mr. White served as President and Chief Financial Officer of Legerity, Inc. (a supplier of data and voice communications integrated circuitry). Prior to such time, Mr. White served as the Senior Vice President of Finance and Chief Financial Officer of Compaq Computer Corporation (a computer equipment manufacturer) from 1988 until his retirement in May 1996. Mr. White has been a director of Imation since July 1996. Mr. White brings to our Board his extensive senior executive level experience in computer and technology related industries including both commercial and consumer products. Mr. White also provides financial expertise in dealing with accounting principles, evaluating financial results and overseeing the financial reporting process of a large public corporation.

Board Members Continuing in Office — Class III (Term Ending 2014)

David P. Berg	David P. Berg, age 50, is President — International of Outback Steak (a chain of Australian themed steakhouse restaurants owned by OSI Restaurant Partners, LLC), a position he has held since September 2011. From June 2010 to September 2011, Mr. Berg was Chief Operating Officer and Executive Vice President, Global Business Development of General Nutrition Centers, Inc. (“GNC”) (a leading global specialty retailer of nutritional products including vitamin, mineral, herbal and other specialty supplements and sports nutrition, diet and energy products) and Chief Operating Officer of its indirect parent, GNC Acquisition Holdings, Inc. From September 2009 to June 2010, Mr. Berg was Executive Vice President, Global Business Development and Chief Operating Officer, International of GNC. From 2002 to March 2009, Mr. Berg served in various capacities for Best Buy, Inc. (a multinational retailer of technology and entertainment products and services), including Executive Vice President and Chief Operating Officer, Best Buy International from July 2008 to March 2009, Executive Vice President, International Strategy and Corporate Development from March 2008 to July 2008, Senior Vice President, International Strategy and Corporate Development from March 2007 to March 2008, Chief Operating Officer, Best Buy International from July 2006 to March 2007, Senior Vice President, Strategic Alliances from September 2004 to July 2006 and Vice President and Associate General Counsel from December 2002 to September 2004. From 2001 to 2002, he was the President and Chief Operating Officer, International Division of Danka Business Systems (a United Kingdom-based office equipment and solutions company). Mr. Berg has been a director of Imation since July 2010. Mr. Berg brings to our Board extensive experience in retail, international business, mergers and acquisitions and operations.

Trudy A. Rautio

Trudy A. Rautio, age 59, is Executive Vice President and Chief Financial Officer of Carlson, (a global hospitality and travel company), a position she has held since February 2005. In 2010 she also assumed the title of Chief Administrative Officer for Carlson by adding responsibility for the Information Technology function. From 2003 to February 2005, Ms. Rautio served as President and Chief Operating Officer for Carlson Hotels, The Americas and from 1997 to 2003 served as Executive Vice President and Chief Financial Officer of Carlson Hospitality Worldwide and Chief Administrative Officer, Carlson Hotels. From 1993 until 1997, she served in various capacities for Jostens, Inc. (a leading provider of products, programs and services that help people celebrate important moments, recognize achievements and build affiliations), including as

Senior Vice President, Finance from 1994 until 1997. From 1982 until 1993, Ms. Rautio served in various capacities for The Pillsbury Company (a leading food company). Ms. Rautio is a director of The Rezidor Hotel Group, a publicly-traded company on the Stockholm exchange, and Securian Holding Company and Carlson Wagonlit Travel, Inc., both privately-held companies. Ms. Rautio has been a director of Imation since July 2010. Ms. Rautio brings to our Board her financial expertise in dealing with accounting principles, evaluating financial results and overseeing the financial reporting process of large public and private corporations and international operations and administration experience. Ms. Rautio also brings additional board experience having served as a director of several public and privately-held companies and contributes to the diversity of our Board.

The Board of Directors recommends you vote FOR the election of each of the nominees as directors of Imation for the term indicated above. Assuming the presence of a quorum, directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing three directors, the three nominees receiving the highest number of votes will be elected.

Our Guidelines contain a policy that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will promptly offer to tender his or her resignation. The Nominating and Governance Committee will promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the majority withheld vote, if known, and make a recommendation to the Board. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the Securities and Exchange Commission.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board of Directors (the “Committee”) is composed of non-employee directors, each of whom is independent as defined under the New York Stock Exchange listing standards and the rules of the Securities and Exchange Commission. The Committee operates under a written charter adopted by the Board of Directors which is available on our web site. The Committee has taken the following actions with respect to Imation’s audited financial statements for the year ended December 31, 2011:

•	The Committee has reviewed and discussed the audited financial statements with Imation management.

•

The Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), Imation’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•

The Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Committee concerning independence and has discussed with PwC its independence from Imation. In connection with its review of PwC’s independence, the Committee also considered whether PwC’s provision of non-audit services during the 2011 fiscal year was compatible with the maintenance of its independence and determined that it was.

•

Based on the review and discussions described above, the Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

AUDIT AND FINANCE COMMITTEE
Trudy A. Rautio, Chairman
David P. Berg
Charles A. Haggerty
Ronald T. LeMay
L. White Matthews, III
Daryl J. White

AUDIT AND OTHER FEES AND

AUDIT AND FINANCE COMMITTEE PRE-APPROVAL POLICY

Audit and Other Fees

Following is a listing of the services provided by type and amount charged to us by PwC for fiscal years 2011 and 2010:

	Fiscal Year 2011	Fiscal Year 2010
Audit Fees:
GAAP and statutory audits	$1,814,000	$1,899,000
Audit-Related Fees:
Services related to business transactions	$220,000	$77,000
Employee benefit plan audits	$76,000	$99,000
Attest services and other	$0	$35,000

Total Audit-Related Fees	$296,000	$211,000
Tax Fees (tax preparation, advice and consulting)	$424,000	$240,000
All Other Fees:
Financial training materials	$2,000	$1,500

Audit and Finance Committee Pre-Approval Policy of Audit and Permissible Non-Audit Services

All the services provided by PwC are subject to pre-approval by the Audit and Finance Committee. The Audit and Finance Committee has authorized the Chairman of the Audit and Finance Committee to approve services by PwC in the event there is a need for approval prior to the next full Audit and Finance Committee meeting. The Chairman reports any pre-approval decisions to the Audit and Finance Committee at its next scheduled meeting.

With respect to each proposed pre-approved service, PwC provides back-up documentation as requested, including estimated fees regarding the specific services to be provided. The Audit and Finance Committee (or Chairman, as applicable) reviews the services and the estimated fees and considers whether approval of the proposed services will have a detrimental impact on PwC’s independence prior to approving any service. At least annually, a member of our management reports to the Audit and Finance Committee all audit and non-audit services performed during the previous twelve months and all fees billed by PwC for those services.

In fiscal 2011 and 2010, all audit services, audit-related services, tax services and those items described above under all other fees were pre-approved by the Audit and Finance Committee or the Chairman.

ITEM NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee has appointed PwC as our independent registered public accounting firm to audit our consolidated financial statements for 2012. PwC has audited our financial statements since PwC was formed in 1998 by the merger of the accounting firms of Price Waterhouse LLP and Coopers & Lybrand L.L.P. Prior to the merger, Coopers & Lybrand L.L.P. audited our financial statements for the years 1996 and 1997. Representatives of PwC will attend the Annual Meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Shareholder ratification of the appointment of PwC as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit and Finance Committee will reconsider whether or not to retain PwC. Even if the appointment is ratified, the Audit and Finance Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change would be in our best interest and in the best interest of our shareholders.

The Board of Directors recommends you vote FOR ratification of the appointment of the independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting is required for ratification of the appointment of the independent registered public accounting firm.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary:    Imation’s compensation programs are designed to align our named executive officers’ interests with those of our shareholders by rewarding performance with the objective of increasing shareholder value. In 2010, we conducted a thorough review of our executive compensation program and philosophy with the goal of increasing our focus on pay-for-performance. We engaged in this review because we are undergoing a significant transition as an organization, with significant changes in our business model, and are facing competition in a dynamic and aggressive industry. We also have a new CEO in place, since May 2010, who set a new strategic direction with a renewed focus on increasing shareholder value. The challenges facing us present risk for management, employees and shareholders and we believe that it is important for our executive officers to share in both the risk and potential reward. We reviewed our compensation programs for alignment with our strategy, objectives and targeted level of shareholder return. We wanted compensation programs that support how we create value with measureable performance metrics that support annual operating success and longer-term value creation, foster urgency and intensity on operating success and focus on key goals and metrics that foster longer-term value creation. We also wanted our executive officers to have heightened personal accountability. The overall goal of our changes is to establish a performance culture that enhances the prospects of delivering on our strategy as well as returns to shareholders.

As a result, in 2010, we introduced a performance-based component (based on 2010 corporate performance) to the long-term incentive (“LTI”) program that represented 40% of each executive’s LTI equity grant. In 2011, we increased the focus on performance-based compensation in all three key areas of annual total compensation: base salary, annual bonus and LTI compensation through the following:

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We focused on individual performance criteria in establishing base salary with a more significant weight placed on an executive’s performance against individual annual objectives. We required each executive to create meaningful and measureable objectives that cascaded from our CEO’s objectives, which were set in discussion with the Compensation Committee.

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We tied our Annual Bonus Plan not only to corporate performance but to individual performance based on the objectives. If bonuses are payable under our Annual Bonus Plan (which is based on corporate performance), bonuses may be adjusted up or down for each executive by an amount up to 10% of the amount paid based on achievement of those objectives.

•	While annual LTI grants continue to have a performance-based component representing 40% of each executive’s award, the performance-based component is now cash based and changed from an annual metric used in 2010 to a performance metric based on operating earnings per share at the end of 2013. The use of a longer term performance metric for the cash based component of the LTI program was chosen to further align our executive compensation program with increased shareholder value over a longer period of time and the long-term performance of Imation. LTI equity granted in 2011 vests over three years, commensurate with the performance metric established for the cash based award.

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We continue to use stock options as part of our executive compensation program as executives only receive value from stock option grants if stock price appreciation occurs. We view stock options as a form of performance-based compensation because they will likely only become valuable if we are successful in implementing our corporate strategy and thereby drive an increase in our stock price to the benefit of all our shareholders.

The total compensation received by our named executive officers varies based on position, experience and individual and corporate performance measured against annual and long-term performance goals. As executives assume greater responsibility, a larger portion of their total compensation becomes dependent on both corporate and individual performance. Base salaries are reviewed against market data and vary based on position and individual performance. Annual and long-term incentive programs are designed to build to a total compensation package that reflects market data and a strong pay-for-performance philosophy. As demonstrated in the chart below, in the past several years, we have shifted a larger portion of our executive officer total compensation to reflect our renewed focus on pay-for-performance:

	CEO				CFO				Other NEOs(1)
Year	Base	Bonus	LTI Grant	Performance- based LTI Grant	Base	Bonus	LTI Grant	Performance- based LTI Grant	Base	Bonus	Equity Grant	Performance- based LTI Grant
2009	29%	27%	44%	0%	41%	22%	37%	0%	49%	22%	29%	0%
2010	24%	20%	34%	22%	33%	20%	28%	19%	39%	20%	25%	16%
2011	17%	15%	41%	27%	26%	15%	35%	24%	32%	18%	30%	20%

(1)	2009 excludes a new hire NEO who received a larger equity grant as a new hire.

For all named executive officers, annual and long-term incentive programs for 2011 range from 64% to 83% of their total compensation opportunity (assuming a 100% target level performance under our annual incentive program). Based on our 2011 performance, the actual payout of our annual incentive program was at 24.7% and the value of the long-term incentive equity grants at year end was 59.4% of the value at the May 2011 grant date (based on our Black-Scholes valuation), resulting in a significant reduction for our named executive officers in their actual compensation opportunity.

The changes we made to our compensation program in 2010 and 2011 build upon our sound compensation governance framework and pay-for-performance philosophy, which are exemplified by:

•	Incentive based pay that makes up a majority of our named executive officers’ total compensation opportunity.

•	Review of external peer group companies in order to determine that our compensation decisions are within the range of market practices.

•	Stock ownership guidelines that are met or exceeded by our named executive officers.

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A clawback policy which provides for the Committee to require our officers to repay or return certain cash bonus payments and stock incentives in the event of a restatement of a financial statement caused, or partially caused, by such officer’s intentional misconduct.

•	Existing severance agreements which require a termination of employment in addition to a change of control before change of control benefits are triggered.

•	Limited perquisites for named executive officers.

•	The Compensation Committee’s engagement of its own consultant that provides limited services to management.

•	A strong risk management program with specific responsibilities assigned to management and the Board.

At our last annual meeting of stockholders held in May 2011, our stockholders approved an advisory (non-binding) proposal concerning our executive compensation program with approximately 87% of the votes cast in favor of the proposal. The Compensation Committee reviewed the results of the vote and believes that the level of support indicated by that vote reflects favorably on the Company’s executive compensation program.

General Philosophy:    The Compensation Committee of our Board of Directors (the “Committee”) is responsible for establishing our executive compensation philosophy and administering each component of the executive compensation program. Our executive compensation program is designed to:

•	attract and retain highly qualified key executives;

•	align our executive officers’ interests with the interests of shareholders; and

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provide competitive total compensation with an emphasis on pay-for-performance by making a significant portion of executive officer compensation dependent on achieving corporate financial and other individual objectives.

We compensate our executive officers primarily through a combination of base salary, bonus and LTI compensation to meet those objectives, as well as through retirement benefits and certain other benefits described below.

Compensation Consultant:    The Committee retains a nationally recognized outside compensation consultant to provide assistance to the Committee. The compensation consultant has been instructed to (i) assist in the development of the peer group of companies; (ii) provide advice on and comparisons to peer companies primarily in the areas of compensation philosophy, executive compensation market data, long and short-term incentive plan design and executive stock ownership; (iii) provide advice on the design and structure of compensation programs; (iv) provide the Committee with information on legislative issues affecting compensation decisions; and (v) prepare special analyses and reports as requested. In 2011, the Committee used Aon Hewitt (formerly known as Hewitt Associates LLC) as its compensation consultant. Hewitt Associates LLC has acted as the Committee’s independent compensation consultant since 2007. In late 2010, Hewitt Associates LLC merged with Aon Corporation and the combined consulting practice is now called Aon Hewitt. Aon Hewitt’s fees for executive and director compensation consulting to the Committee in fiscal year 2011 were $207,878. Aon Hewitt also provides certain other compensation consulting services to management. During 2011, management decided to retain a different practice group of Aon Hewitt to provide other consulting services unrelated to executive and director compensation. In addition since 2007, the Company has used Aon Risk Services, Inc., an affiliate of Aon Corporation, as one of the insurance brokers for the Company and that use has continued since the merger. These other services were not required to be approved by and were not presented for approval of the Board of Directors or the Committee. The aggregate fees paid for these other consulting services, other compensation consulting and insurance brokerage services were $212,906.

Although the Company retains Aon Hewitt and its affiliates for other services, Aon Hewitt has informed the Committee that it has developed safeguards to promote the independence of its executive compensation consulting advice. According to Aon Hewitt, these independence policies include: (i) strong confidentiality requirements, a code of conduct and a strict policy against investing in client organizations; (ii) management of multiservice client relationships by separate account executives; (iii) clearly defined engagements with compensation committees that are separate from any other services provided; (iv) formal segregation of executive compensation services into a separate business unit; (v) no incentives for cross-selling of services and no compensation rewards based on other results; (vi) no offers of more favorable terms for companies that retain Aon Hewitt or its affiliates for additional services; and (vii) consulting work limited to boards, compensation committees and companies, with no representation of individuals in any capacity.

Compensation Process:    Upon receiving benchmark data from the Committee’s compensation consultant, our human resources personnel prepare all relevant data relating to compensation of the executive officers for the Chief Executive Officer (“CEO”) to review. Each February, the Committee reviews our executive compensation, with the goal of ensuring the appropriate mix of compensation linked to individual and corporate performance. The Committee seeks the advice and input of both its compensation consultant and Imation’s CEO. The Committee meets at least once per quarter, and more frequently if necessary, to perform its duties and responsibilities.

Setting Total Compensation:    Our compensation setting process evaluates total compensation for each named executive officer1 and focuses on three elements: base salary, bonus and LTI compensation. The Committee’s compensation consultant compares the compensation of Imation’s executive officers to a group of peer companies as approved by the Committee and its total compensation survey of manufacturing and technology companies of relatively comparable size. The companies identified as a peer group for purposes of executive compensation comparison are determined by annual revenues, similar product lines and companies identified as competitors for purposes of executive talent. For 2011, the Committee’s compensation consultant identified, and the Committee approved, 20 peer companies (chosen based on the factors referenced above) for use in executive compensation reviews as follows:

• Altera Corp.	• Harman International Industries Inc.
• Brocade Communications Systems	• Lexmark International Corp.
• Dot Hill Systems Corp.	• Logitech International
• LSI Logic Corp.	• Qlogic Corp.
• Microchip Technology Inc.	• Quantum Corp.
• Micron Technology Inc.	• SanDisk Corp.
• National Semiconductor Corp.	• Silicon Storage Technology, Inc.
• NetApp, Inc.	• Symantec Corp.
• Nvidia Corp.	• Western Digital Corp.
• Overland Storage Inc.
• Plantronics Inc.

At the end of 2011, National Semiconductor Corp. was bought by another company and therefore, the Committee approved its removal from the peer group for 2012.

In determining compensation, the Committee considers all elements of an executive’s compensation package including base salary, annual bonus, LTI compensation, retirement plans, other compensation and benefits, and potential severance payouts. This information is made available to the Committee in a summary format for each executive. Although the Committee reviews all the elements of compensation regularly, the Committee focuses on base salary, annual bonus and LTI compensation in determining annual total compensation.

The Committee’s compensation consultant makes available peer group and market data for the individual elements of compensation (base salary, annual bonus and LTI compensation) at the 25th,

[1]	John Sullivan, former Senior Vice President, General Counsel and Secretary, retired from Imation in June 2011. He was not included in the Committee’s compensation discussion for 2011 and is therefore excluded from the discussion below. He is included in the Summary Compensation Table in accordance with SEC rules.

50th and 75th percentile. This market data is provided to the Committee as a general reference point in making the compensation recommendations and decisions. The Committee evaluates executive compensation with reference to the 50th percentile for combined base salary and annual bonus and the 75th percentile for LTI compensation. Based on those percentiles, the Committee sets an available pool of dollars for base salary and LTI compensation which are then allocated among each executive officer based on the process and factors described below. The annual bonus amount is derived from the base salary allocated to each executive and his or her applicable bonus percentage. For 2011, the overall compensation for executive officers was within the percentiles and the available pool of dollars set by the Committee.

Under our current compensation program, the mix of base salary, bonus and LTI compensation varies depending upon the position held by the executive. In allocating compensation among these elements, we believe that the compensation of our executive officers — the levels of management having the greatest ability to influence Imation’s performance — should be predominately performance-based. We provide incentives for our executive officers to take appropriate action to generate returns for our shareholders and to be rewarded according to our performance. For 2011, the three components of compensation were allocated approximately as follows: for Mr. Lucas, our CEO: base: 17%, bonus: 15%, LTI: 68%; for Mr. Zeller, our Chief Financial Officer: base: 26%, bonus: 15%, LTI: 59%; and for the other named executive officers: base: 32%, bonus: 18%, LTI: 50%. We believe that, as result of using both long- and short-term incentives (and stock ownership guidelines described below), our executive compensation program does not encourage our executives to take unreasonable risks relating to our business. The Committee also considers whether the program encourages unnecessary or excessive risk taking when reviewing the general design philosophy and the implementation of our program on an annual basis.

Base Salaries:    We use base salary to recognize individual performance, level of responsibility and scope and complexity of the position of the executive officers. The CEO evaluates executive management based on (i) their performance, including individual annual objectives and (ii) their current compensation level relative to market data from the Committee’s compensation consultant. The CEO makes recommendations to the Committee for our executive officers other than the CEO based on an evaluation of each executive officer against these standards. The Committee reviews the recommendations and the underlying basis for those recommendations, and approves base salaries for each executive officer, except the CEO. For the CEO, based on a review of the CEO’s performance by the Nominating and Governance Committee (which is shared with the Committee) and the market data from the Committee’s compensation consultant, the Committee reviews and recommends base salary for the CEO to the independent members of the Board. The approved annual base salary increases are effective on or about May 1 each year. We believe that base salaries for Imation’s executive officers are positioned at competitive levels and reflect individual performance.

Bonuses:    We believe that a portion of compensation should focus our executive management on achieving short-term (annual) performance in a manner that supports Imation’s long-term success and profitability. We also believe that all non-sales commissionable employees should be eligible to be rewarded based on the same company-wide performance criteria wherever possible. Therefore, our practice is to award cash bonuses each year based upon annual performance objectives for Imation for the previous calendar year to all eligible employees, including our executive officers, through our Annual Bonus Plan (“ABP”). The Committee approves an annual ABP target bonus amount, which currently ranges from 8% to 90% of base salary, for all eligible non-sales commissionable employees, based on career level. In determining the target bonus amount for the executive officers, the Committee reviews the bonus percentage with reference to market data from the peer group, and for executive officers other than the CEO, recommendations by the CEO. The Committee’s determination of the target bonus amount for the CEO is made with input from its compensation consultant regarding market data from the peer group and a review of appropriate bonus level based on CEO experience and is recommended to the independent members of the Board of Directors for approval. The 2011 target bonus amounts ranged from 40% to 60% of base salary for executive officers other than the CEO, and 90% of base salary for the CEO.

Additionally, the Board approves the ABP financial performance targets as part of its review of executive management’s annual operational plan. The financial targets are based upon achievement of certain levels of performance at a minimum or threshold level, a target level, and a maximum or stretch level. In November 2010, the Board of Directors approved the design and categories of financial performance targets for the 2011 Annual Bonus Plan. The payout of bonuses for 2011 was derived through achievement of certain levels of Board approved performance targets for operating income1, free cash flow2 and gross margin on certain products considered growth opportunities for us. These targets were chosen for 2011 because the Board believed they should be the key metrics in measuring our 2011 financial performance. The new product gross margin dollar target focuses us on developing new product offerings at an appropriate gross margin. The performance targets at the 100% (target) level for 2011 were as follows (dollars in millions): operating income: $10.2, free cash flow $43.0, new product gross margin dollars: $85.5. The new product gross margin dollars represented an area to create new business opportunities and an approximately 94% increase in this category over 2010. The performance targets at the 50% (threshold) level and 200% (maximum) level for 2011 were as follows (dollars in millions): 50% Threshold: operating income: $4.0, free cash flow: $32.3, new product gross margin dollars: $64.0; 200% Maximum: operating income: $22.3, free cash flow $86.0, new product gross margin dollars: $107.0. Those three corporate 2011 ABP targets were each weighted one-third. Imation must achieve the threshold level of operating income before any payout is made under the ABP. If the threshold level of operating income is met, then each target is reviewed individually to determine what performance percentage was reached, which is then multiplied by the weighting for each target to determine the total bonus payout. At threshold performance for each factor, a 50% payout of each employee’s annual targeted bonus percentage would be payable and at the maximum performance for each factor 200% would be payable. The 2011 maximum bonus opportunity was increased from 150% to 200% to reflect current market data and the turnaround nature of our strategic plan. Based on performance against each factor, bonuses can be payable at any percentage between 0% and 200%. These performance-based annual bonuses are typically based on the base salary and bonus percentage in effect for each individual as of December 31 of the year for which the bonus is being paid. A bonus level for an individual can change based on a promotion during the year, and for executive officers, the bonus percentage is prorated based on the date of promotion or other change.

For 2011, the named executive officers could earn cash bonuses up to the following amounts:

Executive Officer	Bonus at Threshold Performance Level (50% of Target)	Bonus at Target Performance Level	Bonus at Maximum Performance Level (200% of Target)
Mark E. Lucas	45% of Base Salary	90% of Base Salary	180% of Base Salary

Paul R. Zeller	30% of Base Salary	60% of Base Salary	120% of Base Salary

Gregory J. Bosler	30% of Base Salary	60% of Base Salary	120% of Base Salary

Subodh K. Kulkarni	30% of Base Salary	60% of Base Salary	120% of Base Salary

Scott J. Robinson	25% of Base Salary	50% of Base Salary	100% of Base Salary

James C. Ellis	25% of Base Salary	50% of Base Salary	100% of Base Salary

1 We calculate operating income for bonus purposes as operating income excluding restructuring and other special charges as well as impacts of acquisitions or divestitures during the year the acquisition or divestiture occurs.

2 We calculate free cash flow for bonus purposes as cash flow from operating activities less capital spending and without impact from cash taxes, cash restructuring and other charges and litigation settlement.

If a bonus is payable, it also may be adjusted up or down by an amount up to 10% of the amount paid based on achievement of individual performance objectives. The CEO reviewed the individual bonus percentage modifier for the 2011 ABP he would be approving for each executive officer with the Committee. The Committee reviewed the individual bonus percentage modifier for the CEO based on the Committee’s review of CEO performance and it was recommended to the independent members of the Board for approval.

For 2011, Imation’s corporate performance was above the threshold but below the target with respect to our operating income and below the threshold with respect to free cash flow and new product gross margin dollar goals. Based on Imation’s 2011 results, Imation achieved a corporate ABP payout of 24.7% of the target bonus amount. The amount of the bonus for each of the named executive officers, paid in March 2012, is provided in the Summary Compensation Table. Based on Imation’s 2010 results, in 2010 Imation achieved a corporate ABP payout of 85.7% of the target bonus amount. The 2011 APB payout was 71% less than in 2010, demonstrating a clear alignment between pay and performance under our ABP.

LTI:    We believe that LTI compensation is the most effective means of creating a long-term link between the compensation provided to executive officers and the interests of shareholders. As Imation continues its transition, the Committee believes that it is even more critical to ensure long-term motivation for its executive officers. Our 2011 LTI compensation consists of a combination of non-qualified stock options and shares of restricted stock which vest over time and a cash performance-based component which vests only if we meet or exceed a 2013 operating earnings per share performance target established by the Committee. In 2011, annual LTI grants were evaluated with reference to the 75th percentile of current market data and reflecting the turnaround nature of our strategic plan and to tie more of the total compensation to drive long-term shareholder value. We believe that through our use of LTI our named executive officers are incented and rewarded to improve returns for shareholders.

Stock options provide a return to the employee if he or she remains an Imation employee until the options have vested, and then only if the market value of the stock appreciates over the grant price during the term of the option. Restricted stock provides a return to the employee only if he or she remains an Imation employee until the restricted stock has vested, and can provide additional returns if the market value of the stock appreciates over the price at the grant date. Restricted stock can also depreciate from the value calculated at the grant date if the price at vesting is less than the price at the grant date. In 2011, the standard vesting schedule for our time-based stock options and restricted stock was changed from four years to three years in order to better align with the new cash performance-based component. At the end of 2011, the May 2011 equity grants to named executive officers decreased in value by 40.6% from the grant date (based on our Black-Scholes valuation) due to a reduced stock price, further demonstrating the clear alignment between pay and performance.

In 2011, the Committee determined at least 40% of the value of each executive’s annual LTI award would be a performance-based cash award, which would be received only if a performance target based on 2013 operating earnings per share set by the Committee is met, further aligning our executive compensation program with the long-term performance of Imation. The Committee set this performance target based on significant performance improvement for us. If 2013 operating earnings per share do not meet the threshold, 0% will vest; if 2013 operating earnings per share meet the threshold but do not meet the target, 50% of the grant will vest; if 2013 operating earnings per share meet or exceed the target, 100% of the award will vest; and if operating earnings per share meet the maximum, 200% of the award will vest. The grant is prorated if operating income is between the threshold and maximum amounts.

Our practice for determining LTI grants to executive officers other than the CEO, as approved by the Committee, is to first determine the total value of compensation that should be provided as LTI consistent with the Committee’s compensation philosophy. Subsequent to that determination, our practice is to have the CEO make recommendations to the Committee, for executives other than the CEO, in stock options, shares of restricted stock and cash performance-based awards that have an estimated fair market value equal to that total amount on the date of grant. For the CEO, based on a review of the CEO’s performance by the Nominating and Governance Committee (which is shared with the Committee) and the market data from the Committee’s compensation consultant, the Committee’s practice is to review and recommend LTI grants for the CEO to the independent members of the Board.

For all executives, the value of the LTI is split as follows: 40% as time-based stock options; 20% as time-based restricted stock and 40% as performance-based cash. The Committee’s compensation consultant determines the value of the stock options and restricted stock using its modified Black-Scholes valuation model to determine the approximate number of shares to be granted. The exact number of shares is determined based on the compensation consultant’s valuation model and the closing price on the date of grant.

With the exception of promotions and new hires, the CEO reviews the proposed awards during the February Committee and Board meetings and the awards are finalized and granted at the May Committee and Board meetings. This timing was selected because it enables us to consider prior year performance by Imation and the potential recipients and our expectations for the current year. The Committee and Board meeting schedule is determined at least a year in advance, and the proximity of any awards to earnings announcements or other market events is coincidental. Except in the case of new hires and mid-year grants, the grant date of stock options, restricted stock and cash performance awards is the date of the approval of the grants. For new hires and mid-year grants, LTI awards are typically granted the first Monday of the month following the hire or approval date. The exercise price of stock options is the closing price of the underlying common stock on the grant date.

2011 Compensation:  As a result of the processes described above, the Committee made the following compensation decisions for 2011 with respect to base salary and bonus based on a review of the named executive officers’ position, experience, performance and peer group compensation:

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Mark Lucas:  The Board of Directors increased Mr. Lucas’ base salary 2.8% from $720,000 to $740,000 and made no adjustment to his 90% of base salary target bonus percentage. As shown in the Summary Compensation Table, Mr. Lucas’ salary and bonus compensation in 2011 were higher than our other named executives. The Committee believes that the difference in compensation is appropriate due to the level of overall responsibility our CEO has for the business and operations of Imation compared to our other executive officers and is consistent with higher comparative market data for the CEO position.

•	Paul Zeller: The Committee increased Mr. Zeller’s base salary 2.9% from $417,690 to $430,000 and made no adjustment to his 60% of base salary target bonus percentage.

•	Gregory Bosler: The Committee increased Mr. Bosler’s base salary 1.4% from $360,000 to $365,000 and made no adjustment to his 60% of base salary target bonus percentage.

•	Subodh Kulkarni: The Committee increased Dr. Kulkarni’s base salary 1.5% from $325,000 to $330,000 and made no adjustment to his 60% of base salary target bonus percentage.

•	Scott Robinson: The Committee increased Mr. Robinson’s base salary 6.7% from $225,000 to $240,000 and made no adjustment to his 50% of base salary target bonus percentage.

•	James Ellis: The Committee made no adjustment to Mr. Ellis’s base salary of $279,920 or his 50% of base salary target bonus percentage.

The Committee, and in the case of the CEO, the independent members of the Board, also granted stock options, restricted stock, and a performance-based cash award as described in the table “Grants of Plan-Based Awards for Fiscal 2011.” The grants were the annual LTI grants made as part of the process described above.

Stock Ownership Guidelines:  The Committee has approved stock ownership guidelines as a multiple of base pay for executive management as follows: CEO (3x), CFO (2x) and Senior Vice Presidents and Vice Presidents (1x). Executives are generally expected to achieve their ownership within five years from the date they become subject to the guidelines. If an executive’s stock ownership guideline increases because of a promotion to a higher-level position, the five-year period to achieve the incremental guideline begins in January following the year of the promotion. We include personal holdings, including vested restricted stock and 401(k) Plan holdings but exclude unvested restricted stock and unexercised options, to determine if the stock ownership guidelines are met.

The value of an executive’s ownership is calculated two ways, based on (1) the current market value and (2) the market value at the time the executive became subject to the executive stock ownership guidelines. An executive is in compliance if the executive meets the guidelines under either calculation. All the executive officers that have marked their 5-year target date meet the stock ownership guidelines.

Recoupment or Clawback Policy:  The Committee has approved a recoupment or clawback policy which provides that each of our officers would be required, at the request of the Committee, to repay or return certain cash bonus payments and stock incentives in the event of a restatement of a financial statement caused, or partially caused, by such officer’s intentional misconduct. The recoupment applies to amounts received under our ABP and to stock option grants and restricted stock awards and is specifically set forth in ABP documents and in officer stock option and restricted stock agreements beginning in 2008.

Severance Benefits:  We believe that companies should provide reasonable severance benefits to executive officers to reflect the fact that it may be difficult for executives to find comparable employment within a short period of time. We also believe severance benefits are needed in order to attract and retain highly qualified key executives and provide competitive total compensation. While the Committee considers severance benefits to be an important element of a competitive compensation package, it does not consider severance benefits to be a significant factor in determining annual total compensation. We have entered into a severance agreement with each of the named executive officers in the Summary Compensation Table.

The severance agreements provide certain benefits upon termination of employment depending on the circumstances of termination, for example, excluding termination for Cause (as defined in the severance agreement) and including a change of control. The Committee believes that it is important to protect our executive officers in the event of a change of control. Further, it is the Committee’s belief providing change of control benefits should eliminate or reduce the reluctance of executive management to pursue potential change of control transactions that may be in the best interests of shareholders. The severance agreements with our executive officers contain a “double trigger” for change of control benefits, which means that there must be both a change of control and a termination of employment for the provisions to apply. The Committee believes the “double trigger” is more appropriate than a “single trigger” because it prevents unnecessary payments to executive officers in the event of a change of control in which the executive officer’s employment is not terminated. The Committee reviewed the severance agreement in 2010 and determined that it was appropriate to reduce severance benefits to an executive officer who has been with us for less than one year, even if there is a change of control, unless otherwise approved by the Committee.

For details on the terms of the severance provisions in the severance agreements and the amounts each executive officer would have received under the applicable agreement based on a hypothetical termination date of December 31, 2011, see “Severance Agreements with Named Executive Officers.”

Retirement Plans:  The Committee believes that retirement plan benefits are important for employee retention and to be competitive in the marketplace. Imation provides the following retirement plans for U.S.-based employees:

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A 401(k) Plan under which eligible employees may contribute up to 60% of eligible earnings (up to certain IRS limits, which in 2011 were $16,500, plus an additional $5,500 for employees who have attained age 50). For 2011, the matching contribution formula under the 401(k) Plan was considered a “safe harbor” design under the Internal Revenue Code and IRS rules. Effective January 1, 2011 management and the Committee increased the matching contribution formula to 100% of an employee’s contributions up to 5% of the employee’s eligible earnings. The maximum matching contribution per employee for 2011 was $12,250. Each named executive officer contributed an amount sufficient to receive the maximum matching contribution. The amount of the matching contribution is provided in the Supplemental All Other Compensation Table. Matching contributions are made in the form of Imation stock and are immediately vested. In addition, effective for 2011, management and the Committee approved making a performance-based discretionary contribution to the 401(k) Plan in the form of Imation stock of between 1% to 3% of an employee’s eligible earnings if we meet or exceed certain financial metrics during 2011.

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A Cash Balance Pension Plan (the “Pension Plan”), which was “frozen” as to new participants effective December 31, 2009; this means no employees hired or rehired after December 31, 2009 are eligible to participate in the Pension Plan. In November 2010, management and the Committee agreed to “freeze” the benefits of participants in the Pension Plan effective December 31, 2010. This means no participants in the Pension Plan will receive “pay credits” under the Pension Plan after December 31, 2010. Accrued benefits as of December 31, 2010 will continue to receive interest credits under the Pension Plan until a participant receives a distribution. Effective December 31, 2010, we also “froze” the additional benefits that had been provided each year under our Pension Plan to certain eligible former 3M Company employees who had accrued additional benefits in our Pension Plan since the spin-off in 1996.

•

A Non-Qualified Pension Plan, which is a non-qualified supplemental retirement plan under the Internal Revenue Code that covers a select group of management or highly compensated employees. An eligible participant in the Non-Qualified Pension Plan receives a benefit upon termination of employment that makes up for benefits the employee did not receive (1) under the Pension Plan because of limits on Pension Plan benefits imposed by section 415 of the Internal Revenue Code and the compensation limit under section 401(a)(17) of the Code and (2) under the 401(k) Plan for performance-based discretionary contributions on and after December 31, 2011 because of the compensation limit under section 401(a)(17) of the Code (which was $245,000 in 2011). Like the Pension Plan, the Non-Qualified Pension Plan was “frozen” as to new participants effective December 31, 2009, except for certain newly hired (or rehired) employees who are named as participants in the Non-Qualified Pension Plan on or after December 31, 2011 for purposes of receiving a benefit based on the performance performance-based discretionary contribution portion of the formula.

The changes to the retirement plans in 2010 and 2011 resulted from a desire to reduce our overall expense, and the risks associated with the volatility of our defined benefit pension plan expenses and to more closely align our retirement benefit design with that of our peer companies. Additional details regarding all of the Imation retirement plans are provided in the section entitled “Compensation under Retirement Plans.”

Other Compensation and Benefits:  The CEO annually reviews with the Committee the perquisites that executive officers receive. The primary perquisites available to executive officers that are not available to all employees include the reimbursement of up to $2,500 per year for personal tax return preparation (grossed-up to cover the taxes on the reimbursed amount), the payment of premiums on an executive life insurance policy (grossed-up to cover the taxes on the amount), and the payment of costs associated with a comprehensive annual medical exam not covered under our medical plan. We believe that good tax preparation by experts reduces the amount of time and attention that executive officers must spend on that exercise and reduces the risk of any personal tax issues. The existence of an executive life insurance policy, targeting four times base pay while the executive is working, helps ensure the executive officer’s family is properly provided for in the event of an untimely death. The executive medical exam benefit helps ensure the health and availability of our executive officers over the long-term. The perquisites provided are below the median level of those provided at our peer group of companies.

Executive officers participate in Imation’s other benefit plans on the same terms as other employees. These plans include medical, dental, life, disability, vision insurance and legal services as well as a flexible spending account and paid time off programs.

Deductibility of Executive Compensation:  Section 162(m) of the Internal Revenue Code limits Imation’s ability to deduct, for federal income tax purposes, certain compensation (which is not performance-based) in excess of $1 million per year paid to executive management personnel. The tax law exempts from this rule compensation resulting from the exercise of stock options granted under the conditions specified in the regulations. Under Imation’s stock incentive plans, compensation deemed paid to an executive officer when he or she exercises an outstanding option, or when a performance-based restricted stock or cash performance-based awards vest, generally qualifies as performance-based compensation which will not be subject to the $1 million limitation. Salary and time-based restricted stock awards are subject to the Section 162(m) $1 million deduction limit. For fiscal year 2011, the compensation paid to Mr. Lucas was more than the Section 162(m) limit. The Committee has reviewed, and will continue to review as circumstances change, the effects of the Section 162(m) limit on the deductibility of amounts paid under Imation’s compensation programs.

Conclusion:  Imation and the Committee believe Imation’s compensation policies and practices are appropriately designed to meet Imation’s stated objectives and fully support our overall performance-based compensation philosophy and business objectives.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Imation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

COMPENSATION COMMITTEE
Daryl J. White, Chair
David P. Berg
L. White Matthews, III
Glen Taylor

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The table below shows compensation for the last three fiscal years for the individuals who served as Chief Executive Officer and Chief Financial Officer during 2011, each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2011 and two additional individuals for whom disclosure would have been provided but for the fact the individuals were not serving as executive officers at the end of 2011.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)		All Other Compensation ($)(6)	Total ($)
Mark E. Lucas	2011	733,091	0	704,418	1,139,737	164,502	3,073		183,983	2,928,804
President and Chief	2010	686,398	0	1,115,313	726,829	512,250	33,542		60,315	3,134,647
Executive Officer	2009	490,394	0	1,074,854	737,434	483,029	26,708		49,185	2,861,604

Paul R. Zeller	2011	425,747	250	230,957	373,683	63,726	15,791		32,903	1,143,057
Senior Vice President and	2010	409,498	0	394,289	256,955	214,776	32,924		23,416	1,331,858
Chief Financial Officer	2009	394,008	0	107,525	241,924	287,439	32,687		23,725	1,087,308

Gregory J. Bosler(7)	2011	363,276	0	161,672	261,581	56,798	1,424		73,602	918,353
Senior Vice President,	2010	318,083	0	292,730	99,927	121,468	13,358		74,691	920,257
Global Business Management

Subodh K. Kulkarni	2011	328,276	0	115,479	186,844	48,906	10,104		24,937	714,546
Senior Vice President, and	2010	317,045	0	334,555	114,201	154,717	22,011		19,315	961,844
Chief Technology Officer	2009	302,006	0	143,353	107,526	183,601	22,868		11,670	771,023

Scott J. Robinson(8)	2011	234,812	0	80,831	130,791	29,640	3,425		23,656	503,155
Vice President, Corporate
Controller

James C. Ellis(9)	2011	270,925	0	80,831	130,791	33,459	21,991	(10)	26,525	564,522
Vice President, Strategy	2010	268,641	0	167,277	57,101	116,089	28,314	(10)	18,681	656,103
and M&A	2009	264,325	0	89,590	67,199	160,693	26,620	(10)	14,166	622,594

John L. Sullivan(9)	2011	180,995	0	0	0	0	35,245		659,586	875,826
Former Senior Vice President,	2010	386,886	0	334,555	114,201	189,801	33,854		25,922	1,085,219
General Counsel and Secretary	2009	380,007	0	143,353	107,526	231,021	34,893		25,731	922,531

(1)	The amount shown for 2011 is a 25 year service award (including service credit for service with 3M) for Mr. Zeller. We award annual bonuses solely based on our achievement of certain performance targets. Accordingly, annual bonus amounts are provided in the Non-Equity Incentive Plan Compensation column of this table.

(2)	In accordance with Finance Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), we chose the grant date fair value of the restricted stock as equivalent to the closing stock price on the date of grant: $9.55 (May 4, 2011 grants), $10.61 (May 4, 2010 grants), $9.64 (February 2, 2009 grant), $8.36 (April 6, 2009 grant) and $10.19 (May 5, 2009 grants). The May 4, 2010 grants include both time-based restricted stock and performance-based restricted stock which vested based on certain 2010 performance metrics. Pursuant to SEC rules, the amount included in the table for the May 4, 2010 performance-based restricted stock awards reflects performance at the target level, which was the probable outcome of the awards at the time of grant. No additional restricted stock awards would vest for performance above the target level. The restricted stock awards vested as target level and are subject to time-based vesting. Information regarding the performance-based cash awards granted in 2011 is provided in the Grants of Plan-Based Awards For Fiscal 2011 table below.

(3)

In accordance with FASB ASC Topic 718, we chose the Black-Scholes option pricing model to estimate the grant date fair value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date fair value for the options: Options granted on May 3, 2011: risk free rate: 2.232%; expected life: 5.80 years; volatility: 43.96%; and dividend yield: 0%; resulting in a grant date fair value of $4.26 per share; options granted on May 4, 2010: risk free rate: 2.553%; expected life: 5.50 years; volatility: 42.79%; and dividend yield: 0%; resulting in a grant date fair value of $4.53 per share; options granted on February 2, 2009: risk free rate: 1.755%; expected life: 5.10 years; volatility: 38.20%; and dividend yield: 0%; resulting in a grant date fair value of $3.51 per share; options granted on April 6, 2009: risk free rate: 1.914%; expected life: 5.10 years; volatility: 39.27%; and dividend yield: 0%; resulting in a grant date fair value of $3.13 per share; and options granted on May 5, 2009: risk free rate: 2.188%; expected life: 5.50 years; volatility: 41.88%; and dividend yield: 0%; resulting in a grant date fair value of $4.22 per share.

(4)	The amounts shown are cash payments payable to the named executive officers under our ABP. See “Compensation Discussion and Analysis-Bonuses.”

(5)	The amounts in this column represent changes in pension value. There are no non-qualified deferred compensation earnings for any of the named executive officers. The 2011 present value of our pension plans was calculated using the assumptions described in the Pension Benefits Table. See “Compensation Under Retirement Plans.” The 2010 present value of our pension plans was calculated using a discount rate of 5.00%; an interest crediting rate of 4.00%; the years to age 65 for each named executive officer as follows: Mr. Lucas: 9.1667; Mr. Zeller: 14.3333; Mr. Bosler: 15.75; Dr. Kulkarni: 18.4167; Mr. Ellis: 12.0883 and Mr. Sullivan: 8.5; and the following present value factor: Mr. Lucas: 0.9160; Mr. Zeller: 0.8718; Mr. Bosler: 0.8601; Dr. Kulkarni: 0.8384; Mr. Ellis: 0.8908; and Mr. Sullivan: 0.9219. The 2009 present value of our pension plans was calculated using a discount rate of 5.50%; an interest crediting rate of 4.50%; the years to age 65 for each named executive officer as follows: Mr. Lucas: 10.1667; Mr. Zeller: 15.3333; Dr. Kulkarni: 19.4167; Mr. Ellis: 13.0883 and Mr. Sullivan: 9.5; and the following present value factor: Mr. Lucas: 0.9077; Mr. Zeller: 0.8641; Dr. Kulkarni: 0.8312; Mr. Ellis: 0.8828; and Mr. Sullivan: 0.9135.

(6)	The items for 2011 that make up the amounts in this column are described in the Supplemental All Other Compensation Table below.

(7)	Because Mr. Bosler was not a named executive officer in 2009, his information is only provided for 2010 and 2011.

(8)	Because Mr. Robinson was not a named executive officer in 2010 or 2009, his information is only provided for 2011.

(9)	Although Mr. Ellis ceased serving as an executive officer of Imation in October 2011 and Mr. Sullivan retired from Imation effective June 3, 2011, both are included in the table pursuant to SEC rules.

(10)	$12,397 of this amount for 2011, $7,939 of this amount for 2010, and $5,289 of this amount for 2009 is related to Mr. Ellis’s benefit from his service at 3M Company. See “Compensation under Retirement Plans.”

Supplemental All Other Compensation Table
Name	Perks and Other Personal Benefits ($)		Tax Reimbursements ($)(1)	Registrant Contributions to 401(k) and Non-Qualified Pension Plans ($)(2)	Insurance Premiums (Executive Life) ($)	Dividends or Earnings on Stock or Option Awards ($)(3)	Severance Payment ($)
Mark E. Lucas	74,511	(4)	63,939	30,930	14,603	0	0
Paul R. Zeller	2,500		2,289	21,858	2,762	3,494	0
Gregory J. Bosler	32,673	(5)	17,935	19,521	3,473	0	0
Subodh K. Kulkarni	0		1,093	19,495	2,250	2,099	0
Scott J. Robinson	2,500		1,958	17,098	1,530	570	0
James C. Ellis	2,200		2,343	18,055	2,622	1,305	0
John L. Sullivan	2,500		2,556	17,812	2,761	2,324	631,633	(6)

(1)	These amounts represent a gross-up for taxes for all the named executive officers, except Mr. Bosler and Dr. Kulkarni, on the payment for tax preparation services, a gross-up for taxes for all the named executive officers on the payment for insurance premiums, a gross-up for taxes for Mr. Lucas on the payment of relocation expenses, and a gross-up for taxes for Mr. Bosler on the payment of expenses under our executive relocation policy. The amount paid for tax preparation services is included in the column entitled “Perks and Other Personal Benefits.” The amount paid for insurance premiums is included in the column entitled “Insurance Premiums (Executive Life).” The amount paid for relocation for Mr. Lucas and the amount for travel for Mr. Bosler are included in the column entitled “Perks and Other Personal Benefits.”

(2)	The amount shown is the value of our matching and performance-based discretionary contribution of common stock to the accounts of the named executive officers under our 401(k) Plan and the value of the benefit the named executive officers receive under our Non-Qualified Pension Plan based on limits on their 2011 performance-based discretionary contributions due to the compensation limits under the Internal Revenue Code. See “Compensation under Retirement Plans.”

(3)	For each named executive officer, the amount represents dividends paid on the vesting of restricted stock in 2011. The value of dividends on unvested restricted stock is not included by Imation in the calculation of grant date fair value under FASB ASC Topic 718.

(4)	This amount is comprised of $72,011 for relocation expenses and $2,500 for tax preparation services.

(5)	This amount reflects expenses under our executive relocation policy.

(6)	See “Severance Agreements with Named Executive Officers” for a detailed description of severance benefits.

Grants of Plan-Based Awards

The following table summarizes the 2011 grants of equity and non-equity plan-based awards made to each of the named executive officers in the Summary Compensation Table.

Grants of Plan-Based Awards For Fiscal 2011
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Approval Date(2)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Mark E. Lucas			333,000	666,000	1,332,000
			611,000	1,222,000	2,444,000
	May 3, 2011	May 3, 2011					267,544	9.65	1,139,737
	May 4, 2011	May 3, 2011				73,761			704,418

Paul R. Zeller			129,000	258,000	516,000
			200,000	400,000	800,000
	May 3, 2011	May 3, 2011					87,719	9.65	373,683
	May 4, 2011	May 3, 2011				24,184			230,957

Gregory J. Bosler			109,500	219,000	438,000
			140,000	280,000	560,000
	May 3, 2011	May 3, 2011					61,404	9.65	261,581
	May 4, 2011	May 3, 2011				16,929			161,672

Subodh K. Kulkarni			99,000	198,000	396,000
			100,000	200,000	400,000
	May 3, 2011	May 3, 2011					43,860	9.65	186,844
	May 4, 2011	May 3, 2011				12,092			115,479

Scott J. Robinson			60,000	120,000	240,000
			70,000	140,000	280,000
	May 3, 2011	May 3, 2011					30,702	9.65	130,791
	May 4, 2011	May 3, 2011				8,464			80,831

James C. Ellis			67,730	135,460	270,920
			70,000	140,000	140,000
	May 3, 2011	May 3, 2011					30,702	9.65	130,791
	May 4, 2011	May 3, 2011				8,464			80,831

John L. Sullivan(6)			0	0	0	0	0	0	0

(1)	The first line for each named executive officer represents a bonus opportunity under our 2011 ABP for 2011 performance. The actual amount paid out under our 2011 ABP is described in the Summary Compensation Table. The 2011 ABP performance conditions are described under “Compensation Discussion and Analysis-Bonuses.” The second line for each named executive officer represents the opportunity under the performance-based cash award granted in May 2011 under our 2011 Stock Incentive Plan. The performance-based cash award metrics are described under “Compensation Discussion and Analysis-LTI.”

(2)	Because there was an insufficient number of shares remaining under the 2008 Stock Incentive Plan to grant the May 2011 restricted stock, the Compensation Committee approved, on May 3, 2011, the restricted stock awards to be granted under the 2011 Stock Incentive Plan, subject to shareholder approval of the 2011 Stock Incentive Plan on May 4, 2011.

(3)	The restricted stock, which was granted under our 2011 Stock Incentive Plan, vests at a rate of 1/3 each year beginning on the first anniversary of the grant date. The restricted stock becomes immediately vested in full in the event of involuntary termination of employment within two years of a change of control (other than for death, disability or cause). Dividends, if any, on the restricted stock are accrued by Imation at the same rate as payable to all of our shareholders and are paid if and when the restricted stock vests.

(4)	These options, which were granted under our 2008 Stock Incentive Plan, have an exercise price equal to the closing price of a share of common stock on the grant date, become exercisable at the rate of 1/3 each year beginning on the first anniversary of the grant date, and expire ten years from the grant date. These options become immediately exercisable in full in the event of involuntary termination of employment within two years of a change of control (other than for death, disability or cause).

(5)	In accordance with FASB ASC Topic 718, we chose the Black-Scholes option pricing model to estimate the grant date fair value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date fair value for the options: risk free rate: 2.232%; expected life: 5.80 years; volatility: 43.96%; and dividend yield: 0%; resulting in a grant date fair value of $4.26 per share. The grant date fair value of the restricted stock is equal to the closing stock price of $9.55 on the date of grant.

(6)	Mr. Sullivan retired from Imation effective June 3, 2011. No equity was granted to him in 2011 and he was not eligible for the 2011 ABP.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards as of December 31, 2011 for each of the named executive officers in the Summary Compensation Table.

Outstanding Equity Awards at 2011 Fiscal Year-End
	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock Held That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Mark E. Lucas	490	(3)			41.33	04/13/2017
	7,984	(3)			37.59	05/09/2017
	11,574	(3)			24.09	05/07/2018
	117,801		117,801	(4)	8.36	04/06/2019
	40,112		120,336	(5)	10.61	05/04/2020
			267,544	(6)	9.65	05/03/2021
								216,887	(7)	1,242,763
Paul R. Zeller	3,750				23.06	02/07/2012
	10,000				30.53	08/06/2012
	10,000				33.20	05/18/2013
	24,500				34.17	05/03/2015
	20,700				41.62	05/03/2016
	26,460				37.59	05/09/2017
	36,585		12,195	(8)	24.02	05/06/2018
	28,664		28,664	(9)	10.19	05/05/2019
	14,180		42,543	(5)	10.61	05/04/2020
			87,719	(6)	9.65	05/03/2021
								61,053	(10)	349,834
Gregory J. Bosler	8,000		8,000	(11)	9.64	02/02/2019
	9,554		9,554	(9)	10.19	05/05/2019
	5,514		16,545	(5)	10.61	05/04/2020
			61,404	(6)	9.65	05/03/2021
								44,898	(12)	257,266
Subodh K. Kulkarni	1,500				23.06	02/07/2012
	1,000				28.99	06/30/2012
	6,350				34.30	05/08/2013
	250				34.30	05/08/2013
	7,500				35.15	12/30/2013
	5,500				34.17	05/03/2015
	5,000				45.17	01/03/2016
	9,000				41.62	05/03/2016
	14,600				37.59	05/09/2017
	24,390		8,130	(8)	24.02	05/06/2018
	12,740		12,740	(9)	10.19	05/05/2019
	6,302		18,908	(5)	10.61	05/04/2020
			43,860	(6)	9.65	05/03/2021
								45,256	(13)	259,317
Scott J. Robinson	5,000				37.81	03/31/2014
	3,500				34.17	05/03/2015
	1,750				41.62	05/03/2016
	3,000				37.59	05/09/2017
	7,623		2,541	(8)	24.02	05/06/2018
	5,574		5,574	(9)	10.19	05/05/2019
	3,151		9,454	(5)	10.61	05/04/2020
			30,702	(6)	9.65	05/03/2021
								24,142	(14)	138,334
James C. Ellis	6,500				23.06	02/07/2012
	3,000				28.99	06/30/2012
	5,500				34.30	05/08/2013
	250				34.30	05/08/2013
	4,800				34.17	05/03/2015
	4,500				41.62	05/03/2016
	9,036				37.59	05/09/2017
	15,243		5,081	(8)	24.02	05/06/2018
	7,962		7,962	(9)	10.19	05/05/2019
	3,151		9,454	(5)	10.61	05/04/2020
			30,702	(6)	9.65	05/03/2021
								26,235	(15)	150,327
John L. Sullivan	7,500				23.06	02/07/2012
	10,000				30.53	08/06/2012
	16,000				33.20	05/18/2013
	15,100				34.17	6/3/2014	(16)
	14,800				41.62	6/3/2014	(16)
	17,564				37.59	6/3/2014	(16)
	24,390				24.02	6/3/2014	(16)
	12,740				10.19	6/3/2014	(16)
	6,302				10.61	6/3/2014	(16)

(1)	Restricted stock granted prior to 2011 vests 25% per year, beginning on the first anniversary of the grant date. The restricted stock granted in 2011 vests 1/3 per year, beginning on the first anniversary of the grant date.

(2)	The market value is based on the closing price at December 30, 2011 (the last business day of the year) of $5.73.

(3)	These options were granted for Mr. Lucas’ service while he was a director of Imation.

(4)	This option vests 25% each year, beginning on the first anniversary of the grant date of April 6, 2009. 58,900 options will vest on April 6, 2012. 58,901 options will vest on April 6, 2013.

(5)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 4, 2010. For each named executive officer, the following options will vest on May 4, 2012: Mr. Lucas: 40,112; Mr. Zeller: 14,181; Mr. Bosler: 5,515; Dr. Kulkarni: 6,303; Mr. Robinson: 3,151; and Mr. Ellis: 3,151. May 4, 2013: Mr. Lucas: 40,112; Mr. Zeller: 14,181; Mr. Bosler: 5,515; Dr. Kulkarni: 6,302; Mr. Robinson: 3,151; and Mr. Ellis: 3,151. May 4, 2014: Mr. Lucas: 40,112; Mr. Zeller: 14,181; Mr. Bosler: 5,515; Dr. Kulkarni: 6,303; Mr. Robinson: 3,152; and Mr. Ellis: 3,152.

(6)	This option vests 1/3 each year, beginning on the first anniversary of the grant date of May 3, 2011. For each named executive officer, the following options will vest on May 3, 2012: Mr. Lucas: 89,181; Mr. Zeller: 29,239; Mr. Bosler: 20,468; Dr. Kulkarni: 14,620; Mr. Robinson: 10,234; and Mr. Ellis: 10,234. May 3, 2013: Mr. Lucas: 89,181; Mr. Zeller: 29,240; Mr. Bosler: 20,468; Dr. Kulkarni: 14,620; Mr. Robinson: 10,234; and Mr. Ellis: 10,234. May 3, 2014: Mr. Lucas: 89,182; Mr. Zeller: 29,240; Mr. Bosler: 20,468; Dr. Kulkarni: 14,620; Mr. Robinson: 10,234; and Mr. Ellis: 10,234.

(7)	With respect to these shares: 32,143 shares will vest each April 6 in 2012, and 2013; an aggregate of 50,867 shares will vest on May 4, 2012; an aggregate of 50,866 shares will vest on May 4, 2013; and an aggregate of 50,868 shares will vest on May 4, 2014.

(8)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 6, 2008. For each named executive officer, the options listed in the column will vest on May 6, 2012.

(9)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 5, 2009. For each named executive officer, the following options will vest on each May 5 in 2012 and 2013: Mr. Zeller: 14,332; Mr. Bosler: 4,777; Dr. Kulkarni: 6,370; Mr. Robinson: 2,787; and Mr. Ellis: 3,981.

(10)	With respect to these shares: an aggregate of 23,710 shares will vest on May 4, 5, and 7, 2012; an aggregate of 19,990 shares will vest on May 4 and 5, 2013 and 17,353 shares will vest on May 4, 2014.

(11)	This option vests 25% each year, beginning on the first anniversary of the grant date of February 2, 2009. 4,000 options will vest on each April 6 in 2012, and 2013.

(12)	With respect to these shares: 1,000 shares will vest each February 2 in 2012, and 2013; an aggregate of 15,179 shares will vest on May 4 and 5, 2012; an aggregate of 15,178 shares will vest on May 4 and 5, 2013; and an aggregate of 12,541 shares will vest on May 4, 2014.

(13)	With respect to these shares: an aggregate of 17,911 shares will vest on May 4, and 5, 2012; an aggregate of 15,430 shares will vest on May 4 and 5, 2013 and 11,915 shares will vest on May 4, 2014.

(14)	With respect to these shares: an aggregate of 9,076 shares will vest on May 4, 5, and 7, 2012; an aggregate of 8,301 shares will vest on May 4 and 5, 2013 and 6,765 shares will vest on May 4, 2014.

(15)	With respect to these shares: an aggregate of 10,510 shares will vest on May 4, 5, and 7, 2012; an aggregate of 8,960 shares will vest on May 4 and 5, 2013 and 6,765 shares will vest on May 4, 2014.

(16)	Pursuant to our 2008 Stock Incentive Plan, Mr. Sullivan’s retirement status changed the option expiration to three years from retirement date.

Option Exercises and Stock Vested

The following table summarizes the number of option awards exercised and restricted stock vested during 2011 for each of the named executive officers in the Summary Compensation Table.

Option Exercises and Stock Vested For Fiscal 2011
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mark E. Lucas	0	0	39,310	442,589
Paul R. Zeller	0	0	10,820	101,685
Gregory J. Bosler	0	0	6,594	64,921
Subodh K. Kulkarni	0	0	10,439	98,591
Scott J. Robinson	0	0	4,253	40,281
James C. Ellis	0	0	6,096	57,531
John L. Sullivan	0	0	10,656	100,581

(1)	The value realized on the vesting of stock awards is the fair market value of our common stock at the time of vesting.

Compensation Under Retirement Plans

Our Retirement Investment Plan (the “401(k) Plan”), a tax-qualified defined contribution pension plan under the Internal Revenue Code, covers our eligible domestic employees. Eligible employees may enroll in the 401(k) Plan after joining Imation and may contribute up to 60% of eligible earnings on a pre-tax basis, up to a maximum amount determined each year by the IRS. In 2011, the IRS limit was $16,500, plus an additional $5,500 for employees who have attained age 50.

Management and the Committee agreed to changes in both the 401(k) Plan and the Cash Balance Pension Plan, a tax-qualified defined benefit pension plan under the Internal Revenue Code (the “Pension Plan”), effective January 1, 2011. The changes to our retirement plans in 2011 resulted from a desire to reduce our overall expense and the risks associated with the volatility of defined benefit pension plan expense and to more closely align our retirement benefit design with that of our peer companies. For the 401(k) Plan, we increased the “safe harbor” matching contribution formula to 100% of the employee’s contributions up to 5% of the employee’s eligible earnings. The maximum matching contribution per employee for 2011 was $12,250. Matching contributions are made in the form of Imation stock (which the participant may elect to immediately transfer to other investment funds available under the 401(k) Plan) and are immediately vested. The 401(k) Plan also allows Imation to make an annual performance-based discretionary contribution on behalf of eligible employees. For 2011, management and the Committee decided that a performance-based contribution would be made if we met or exceeded certain financial metrics during the year. The metric chosen was the operating income metric used in the ABP, with the threshold, target and a 150% level ($4.0 million, $10.2 million and $16.3 million) resulting in a performance-based contribution determined as a percent of eligible earnings of 1%, 2% and 3%, respectively. If the threshold level is met, the contribution would be prorated accordingly. The performance-based discretionary contribution for 2011 was 1.5 % of eligible earnings (as defined under the 401(k) Plan) for each eligible employee and was made in the form of common stock.

The Pension Plan was “frozen” as to new participants effective December 31, 2009; this means no employees hired or rehired after December 31, 2009 are eligible to participate in the Pension Plan. In November 2010, management and the Committee agreed to “freeze” the benefits of participants in the Pension Plan effective December 31, 2010. This means no participants in the Pension Plan will receive credit for new benefit accruals (referred to as “pay credits” under the Pension Plan) after December 31, 2010; their accrued benefits as December 31, 2010 will continue to receive annual interest credits (equal to the average yield on 30-year U.S. Treasury Bonds for November of the previous year) until they receive a distribution. For the 2011 Pension Plan year, the interest-crediting rate was 4.19%. Effective December 31, 2010, we also “froze” the additional benefits that had been provided each year under our Pension Plan to certain eligible former 3M Company employees who had accrued additional benefits in our Pension Plan since the spin-off in 1996.

At retirement (age 65 or greater), participants eligible for benefits may receive their Pension Plan accrued benefit in a lump sum or as a monthly pension having an equivalent actuarial value based on conversion factors established under the Pension Plan. Participants may also choose early retirement at age 55 if they have at least three years of service credit, and may also receive their account balance in a lump sum or as monthly pension payments of an equivalent actuarial value.

The Internal Revenue Code and IRS rules impose certain limitations on the amount of benefits that may be provided under tax qualified retirement plans, such as our 401(k) Plan and Pension Plan. These limits, among other things, cap the amount of compensation that may be considered under the 401(k) Plan and Pension Plan (this limit under section 401(a)(17) of the Code was $245,000 in 2011). Our Non-Qualified Pension Plan provides retirement benefits for certain eligible employees affected by these limits. An eligible participant in the Non-Qualified Pension Plan receives a benefit upon termination of employment that makes up for benefits the employee did not receive (1) under the Pension Plan because of limits on Pension Plan benefits imposed by section 415 of the Internal Revenue Code and the compensation limit under section 401(a)(17) of the Code and (2) under the 401(k) Plan for performance-based discretionary contributions on and after December 31, 2011 because of the compensation limit under section 401(a)(17) of the Code (which was $245,000 in 2011). Like the Pension Plan, the Non-Qualified Pension Plan was “frozen” as to new participants effective December 31, 2009, except for certain newly hired (or rehired) employees who are named as participants in the Non-Qualified Pension Plan on or after December 31, 2011 for purposes of receiving a benefit based on the performance-based discretionary contribution portion of the formula. Benefits under the Pension Plan and Non-Qualified Pension Plan are vested after three years of service with Imation.

Imation employees (such as Mr. Ellis) who were 3M employees immediately prior to the date we spun off from 3M Company and whose age and years of 3M pension service as of the spin-off date equaled or exceeded 50 (with a minimum of 10 years of 3M pension service) continue to be credited with service for purposes of early retirement subsidies under 3M’s pension plan based on their combined pension service with Imation and 3M and had their 3M accrued benefits as of the spin-off date increased following the spin-off by 4% per year of employment with Imation. A 2% per year increase was credited for the individual under the 3M pension plan and, prior to 2011, a 2% per year increase was credited for the individual under our Pension Plan. As noted earlier, we “froze” these additional benefits under our Pension Plan as of December 31, 2010. Payment of this benefit may begin on or after the date the individual attains age 61 (and is not reduced because payments begin before the individual reaches the pension plan’s normal retirement age).

The following table summarizes the present accumulated value of the pension benefits of the named executive officers in the Summary Compensation Table as of December 31, 2011.

Pension Benefits
Name	Plan Name		Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)		Payments During Last Fiscal Year(3) ($)
Mark E. Lucas		Pension Plan	3	21,838		0
	Non-Qualified	Pension Plan	3	41,484		0
Paul R. Zeller		Pension Plan	26	197,367		0
	Non-Qualified	Pension Plan	26	131,836		0
Gregory J. Bosler		Pension Plan	3	20,488		0
	Non-Qualified	Pension Plan	3	9,344		0
Subodh K. Kulkarni		Pension Plan	19	176,222		0
	Non-Qualified	Pension Plan	19	36,547		0
Scott J. Robinson		Pension Plan	7	70,589		0
	Non-Qualified	Pension Plan	7	1,983		0
James C. Ellis		Pension Plan	33	227,031	(4)	0
	Non-Qualified	Pension Plan	33	20,655		0
John L. Sullivan		Pension Plan	13	0		197,177
	Non-Qualified	Pension Plan	13	84,861		105,218

(1)	Mr. Zeller, Dr. Kulkarni and Mr. Ellis, who were with 3M when Imation was spun-off in July 1996, have service credit for their years at 3M. However, this additional service credit has no effect under the Pension Plan.

(2)	The present value was calculated using the following assumptions: a discount rate of 3.75%; an interest crediting rate of 2.75%; the years to age 65 for each named executive officer as follows: Mr. Lucas: 8.1667; Mr. Zeller: 13.3333; Mr. Bosler: 14.75; Dr. Kulkarni 17.4167; Mr. Robinson 19.9167; Mr. Ellis 11.0833 and Mr. Sullivan: 7.5; and the following present value factor: Mr. Lucas: 0.9240; Mr. Zeller: 0.8789; Mr. Bosler: 0.8669; Dr. Kulkarni 0.8448; Mr. Robinson 0.8246; Mr. Ellis 0.8982; and Mr. Sullivan: 0.9299.

(3)	Mr. Sullivan received a partial distribution of his Non-Qualified Pension Plan account in 2011 in connection with his retirement.

(4)	This amount includes the present value of benefits under the 3M Plan, as described above, in the amount of $48,335.

Severance Agreements With Named Executive Officers

We have entered into a severance agreement with each of the named executive officers in the Summary Compensation Table. The severance agreement provides certain benefits upon termination of employment by Imation for any reason other than Cause (as defined below) or termination of employment by the executive for Good Reason (as defined below). No severance benefits become payable under the severance agreement in the event of termination of employment upon death or disability. Upon qualification for severance benefits, the executive would receive:

•	the full base salary earned by the executive and unpaid through the date of termination;

•	any amount earned by the executive as a bonus with respect to the fiscal year preceding the date of termination if such bonus has not been paid; and

•	an amount representing credit for any Paid Time Off (“PTO”) earned or accrued by the executive but not taken during the current year.

If the executive has been an employee for at least one year, in lieu of any further base salary payments to the executive for periods subsequent to the date of termination, and unless termination occurs after a Change of Control (as defined below) of Imation, the executive would also receive a cash amount equivalent to the sum of:

•	an amount equal to the target bonus under the applicable bonus plan for the fiscal year in which the date of termination occurs; plus

•	an amount equal to one year’s salary for the fiscal year in which the date of termination occurs.

In the event termination occurs after a Change of Control, unless the executive has been an employee for less than one year, the executive would instead be eligible to receive a cash amount depending on the time between the Change of Control and the termination, as follows:

•

if the termination is within one year after the Change of Control, then the lump sum is equal to two times the executive’s total annual base salary in effect for the fiscal year of termination plus two times the average of the annual bonuses for the two fiscal years prior to termination; and

•

if the termination is more than one year but within two years after the Change of Control, then the lump sum is equal to one times his or her total annual base salary in effect for the fiscal year of termination plus one times the average of the annual bonuses for the two fiscal years prior to termination.

Unless otherwise approved by the Committee, if an executive has been an employee for less than one year, whether or not the termination occurs after a Change of Control, the cash amount is equivalent to 50% of salary for the fiscal year in which the date of termination occurs.

“Cause” for purposes of the severance agreement means termination of the executive officer’s employment for one of the following four reasons:

•	gross incompetence or substantial failure to perform the executive officers’ duties; or

•

misconduct that causes or is likely to cause harm to Imation or its reputation, as determined by Imation’s Board of Directors in its sole and absolute discretion (including insobriety at the workplace during working hours or the use of illegal drugs); or

•	failure to follow directions of the Board of Directors that are consistent with an executive officer’s duties; or

•

conviction of, or entry of a pleading of guilty or nolo contendere to, any crime involving moral turpitude, or the entry of an order by any federal or state regulatory agency permanently prohibiting the executive officer from participating in the conduct of the affairs of Imation.

“Good Reason” for purposes of the severance agreement means the occurrence of any of the following three events, other than in connection with the termination of employment or reassignment for Cause, for disability or for death:

•	a material diminution, either prior to or following a Change of Control, of an executive officer’s authority, duties or responsibilities compared to those as of the date of the severance agreement; or

•

a material diminution, either prior to or following a Change of Control, in an executive officer’s base compensation (specifically excluding any long-term incentive compensation), excluding any reduction of benefits for the employees of Imation as a whole that affects an executive officer in a manner comparable to other senior executives of Imation; or

•

a material change in the geographic location for performance of services following a Change of Control (but excluding a relocation that does not increase the executive officer’s commute by more than 10 miles).

In order to terminate for “Good Reason,” an executive officer must provide Imation written notice within 90 days of the initial existence of the Good Reason event and Imation must not have cured the “Good Reason” within 30 days of the receipt of the notice.

“Change of Control” for purposes of the severance agreement means any one of the following four events:

•

a transaction or series of related transactions where a person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934) acquires beneficial ownership of at least 35% of our common stock; or

•

if the individuals who are a majority of our Board of Directors (the “Incumbent Directors”) as of the date of the severance agreement cease to be a majority. Any director who is later nominated for election or elected by a majority of the Incumbent Directors, will also be considered an Incumbent Director; or

•

a merger, reorganization, share exchange, consolidation or other similar transaction, a sale of all the assets of the Company or issuance of our stock in connection with the acquisition of stock or assets of another company, unless: (1) the existing beneficial owners of our Company own more than 50% of the outstanding common stock and voting power (in similar proportions as their ownership before the transaction); (2) no person, entity or group beneficially owns 35% or more of the outstanding common stock or voting power and (3) at least a majority of our Board of Directors are the same directors as of the time of the execution of the agreement or initial approval of the transaction; or

•	approval by the shareholders of dissolution of the Company.

We will also provide the executive with a lump sum payment equal to the employer portion of our standard medical and dental insurance coverages, as elected by the executive, in an amount equivalent to 12 months of coverage following the date of termination or 24 months of coverage after termination if the termination follows a Change of Control.

In addition, in the event of a termination within two years of a Change of Control, all shares of restricted stock owned or held by the executive and all unvested stock options will immediately vest without further restriction. The performance-based cash awards will also vest at the target (100%) level. See “Severance Benefits.” The severance agreement also provides that if an executive receives payments that would subject him/her to any federal excise tax due under Section 4999 of the Internal Revenue Code, then he/she will also receive a cash “gross-up” payment so that he/she will be in the same net after-tax position that he/she would have been in had such excise tax not been applied; provided however, that if the value of all payments does not exceed 110% of the “safe harbor” amount under the Internal Revenue Code where no excise tax is due, then no “gross-up” payment would be made and the amounts payable would be reduced so that they equal the “safe harbor.” The severance agreement also provides that the payments under the agreement are intended to be exempt from or compliant with Section 409A of the Internal Revenue Code.

In any termination, terminated executive officers will be entitled to receive standard benefits that they are entitled to receive under our 401(k) Plan, Pension Plan and Non-Qualified Pension Plan. The severance payment obligations may be terminated if the executive violates the provisions of the applicable agreement regarding confidentiality and non-competition.

For a description of the amounts payable to the named executive officers under the severance agreement based on a hypothetical termination of employment on December 31, 2011 which would qualify the named executive officer for severance benefits, see the subsection entitled “Severance Benefits.” 1

1 Mr. Sullivan retired from Imation effective June 3, 2011 and was paid severance under his Severance Agreement with us. The amount actually paid to Mr. Sullivan is referenced in the Supplemental All Other Compensation Table.

Severance Benefits.    Based upon a hypothetical termination date of December 31, 2011, the severance benefits for our named executive officers for a qualified termination without a Change of Control would have been as described below:

Name	Base Salary(1) ($)	Targeted Bonus(1)(2) ($)	Medical and Dental Insurance Benefits(3) ($)	Accrued Unused PTO ($)	Total ($)
Mark E. Lucas	740,000	666,000	12,932	22,770	1,441,702
Paul R. Zeller	430,000	258,000	20,283	10,750	719,033
Gregory J. Bosler	365,000	219,000	1,170	9,125	594,295
Subodh K. Kulkarni	330,000	198,000	19,114	13,327	560,441
Scott J. Robinson	240,000	120,000	20,283	2,308	382,591
James C. Ellis	270,920	135,460	20,533	5,731	432,644

(1)	The following assumptions are made with respect to the information provided above: The base salary for the year of termination (2011) and the bonus for the preceding year (2010) had been paid.

(2)	As described above, this amount is equivalent to the target bonus for the year of termination (2011). See “Compensation Discussion and Analysis-Bonuses.”

(3)	These amounts include a gross-up for taxes.

Based upon a hypothetical Change of Control in 2011 and termination date of December 31, 2011, the severance benefits for our named executive officers for a qualified termination with a Change of Control would have been as described below:

Name	Base Salary(1) ($)	Bonus(1)(2) ($)	Medical and Dental Insurance Benefits(3) ($)	Value of LTI(4) ($)	Accrued Unused PTO ($)	280G Tax Gross Up(5) ($)	Total ($)
Mark E. Lucas	1,480,000	995,279	25,864	2,462,763	22,770	608,311	5,594,987
Paul R. Zeller	860,000	502,215	40,566	751,322	10,750	22,756	2,187,609
Gregory J. Bosler	730,000	290,505	2,340	537,266	9,125	17,537	1,586,773
Subodh K. Kulkarni	660,000	338,318	38,228	460,309	13,327	37,566	1,547,748
Scott J. Robinson	480,000	190,517	40,566	278,644	2,308	46,739	1,038,774
James C. Ellis	541,840	276,783	41,066	290,947	5,731	14,197	1,170,564

(1)	The following assumptions are made with respect to the information provided above: The base salary for the year of termination (2011) and the bonus for the preceding year (2010) had been paid.

(2)	As described above, the amount payable is equal to two times the average of the annual bonuses for the two fiscal years prior to termination (2009 and 2010).

(3)	These amounts include a gross-up for taxes.

(4)

The value of the restricted stock and options is based on the closing price at December 30, 2011 (the last business day of the year) of $5.73. None of the named executive officers has stock options with an exercise price of less than $5.73 so the calculation assumes no exercise of outstanding stock options. The performance-based cash award is valued at the target (100%) level. The value also includes accrued dividends on restricted stock that would be payable on vesting. The amount of accrued dividends for each named executive officer is as follows: Mr. Lucas $0; Mr. Zeller: $1,488; Mr. Bosler $0; Dr. Kulkarni $992; Mr. Robinson: $310 and Mr. Ellis: $620.

(5)	Based on these payments, all named executive officers would be subject to the excise tax, so a tax gross-up would be required.

Item No. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing shareholders with an advisory (nonbinding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the SEC. At our 2011 annual meeting, our shareholders voted to approve, on an advisory basis, with approximately 87% of the votes cast in favor of the proposal, the compensation of our named executive officers and also approved, on an advisory basis, an annual vote on executive compensation. Based on the voting results, the board of directors has determined to hold an advisory vote on executive compensation on an annual basis.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement. Our executive compensation program is designed to attract and retain highly qualified key executives, align our executive officers’ interests with the interests of shareholders and provide competitive total compensation. The Compensation Committee of our Board of Directors believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the shareholders’ long-term interests. A more detailed discussion of our executive compensation program and the compensation of our named executive officers in 2011 is provided under “Compensation Discussion and Analysis.”

Imation’s compensation programs are designed to align our named executive officers’ interests with those of our shareholders by rewarding performance with the objective of increasing shareholder value. In 2010, we conducted a thorough review of our executive compensation program and philosophy with the goal of increasing our focus on pay-for-performance. We engaged in this review because we are undergoing a significant transition as an organization, with significant changes in our business model, and are facing competition in a dynamic and aggressive industry. We also have a new CEO in place, since May 2010, who set a new strategic direction with a renewed focus on increasing shareholder value. The challenges facing us present risk for management, employees and shareholders and we believe that it is important for our executive officers to share in both the risk and potential reward. We reviewed our compensation programs for alignment with our strategy, objectives and targeted level of shareholder return. We wanted compensation programs that support how we create value with measureable performance metrics that support annual operating success and longer-term value creation, foster urgency and intensity on operating success and focus on key goals and metrics that foster longer-term value creation. We also wanted our executive officers to have heightened personal accountability. The overall goal of our changes is to establish a performance culture that enhances the prospects of delivering on our strategy as well as returns to shareholders.

As a result, in 2010, we introduced a performance-based component (based on 2010 corporate performance) to the long-term incentive (“LTI”) program that represented 40% of each executive’s LTI equity grant. In 2011, we increased the focus on performance-based compensation in all three key areas of annual total compensation: base salary, annual bonus and LTI compensation through the following:

•

We focused on individual performance criteria in establishing base salary with a more significant weight placed on an executive’s performance against individual annual objectives. We required each executive to create meaningful and measureable objectives that cascaded from our CEO’s objectives, which were set in discussion with the Compensation Committee.

•

We tied our Annual Bonus Plan not only to corporate performance but to individual performance based on the objectives. If bonuses are payable under our Annual Bonus Plan (which is based on corporate performance), bonuses may be adjusted up or down for each executive by an amount up to 10% of the amount paid based on achievement of those objectives.

•

While annual LTI grants continue to have a performance-based component representing 40% of each executive’s award, the performance-based component is now cash based and changed from an annual metric used in 2010 to a performance metric based on operating earnings per share at the end of 2013. The use of a longer term performance metric for the cash based component of the LTI program was chosen to further align our executive compensation program with increased shareholder value over a longer period of time and the long-term performance of Imation. LTI equity granted in 2011 vests over three years, commensurate with the performance metric established for the cash based award.

•

We continue to use stock options as part of our executive compensation program as executives only receive value from stock option grants if stock price appreciation occurs. We view stock options as a form of performance-based compensation because they will likely only become valuable if we are successful in implementing our corporate strategy and thereby drive an increase in our stock price to the benefit of all our shareholders.

The total compensation received by our named executive officers varies based on position, experience and individual and corporate performance measured against annual and long-term performance goals. As executives assume greater responsibility, a larger portion of their total compensation becomes dependent on both corporate and individual performance. Base salaries are reviewed against market data and vary based on position and individual performance. Annual and long-term incentive programs are designed to build to a total compensation package that reflects market data and a strong pay-for-performance philosophy. As demonstrated in the chart below, in the past several years, we have shifted a larger portion of our executive officer total compensation to reflect our renewed focus on pay-for-performance:

	CEO				CFO				Other NEOs[1]
Year	Base	Bonus	LTI Grant	Performance- based LTI Grant	Base	Bonus	LTI Grant	Performance- based LTI Grant	Base	Bonus	Equity Grant	Performance- based LTI Grant
2009	29%	27%	44%	0%	41%	22%	37%	0%	49%	22%	29%	0%
2010	24%	20%	34%	22%	33%	20%	28%	19%	39%	20%	25%	16%
2011	17%	15%	41%	27%	26%	15%	35%	24%	32%	18%	30%	20%

(1)	2009 excludes a new hire NEO who received a larger equity grant as a new hire.

For all named executive officers, annual and long-term incentive programs for 2011 range from 64% to 83% of their total compensation opportunity (assuming a 100% target level performance under our annual incentive program). Based on our 2011 performance, the actual payout of our annual incentive program was at 24.7% and the value of the long-term incentive equity grants at year end was 59.4% of the value at the May 2011 grant date (based on our Black-Scholes valuation), resulting in a significant reduction for our named executive officers in their actual compensation opportunity.

The changes we made to our compensation program in 2010 and 2011 build upon our sound compensation governance framework and pay-for-performance philosophy, which are exemplified by:

•	Incentive based pay that makes up a majority of our named executive officers’ total compensation opportunity.

•	Review of external peer group companies in order to determine that our compensation decisions are within the range of market practices.

•	Stock ownership guidelines that are met or exceeded by our named executive officers.

•

A clawback policy which provides for the Committee to require our officers to repay or return certain cash bonus payments and stock incentives in the event of a restatement of a financial statement caused, or partially caused, by such officer’s intentional misconduct.

•	Existing severance agreements which require a termination of employment in addition to a change of control before change of control benefits are triggered.

•	Limited perquisites for named executive officers.

•	The Compensation Committee’s engagement of its own consultant that provides limited services to management.

•	A strong risk management program with specific responsibilities assigned to management and the Board.

Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Imation’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Proxy Statement for the 2012 Annual Meeting of Shareholders.”

This advisory vote on executive compensation is not binding on Imation, our Compensation Committee or our Board of Directors. However, our Compensation Committee and our Board of Directors value the opinions of our shareholders.

The Board of Directors recommends you vote FOR adoption of the resolution approving the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement. Adoption of this resolution will require the affirmative vote of the majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

HOUSEHOLDING

We have sent to most of our shareholders the Notice containing instructions on how to access this Proxy Statement and our 2011 Annual Report on the internet. Shareholders who received a paper copy of this Proxy Statement were also sent a copy of our 2011 Annual Report. If more than one shareholder resides at the same address, those shareholders may have received notice of our intent to deliver only one Notice or one Proxy Statement and Annual Report, and we will do so unless we receive contrary instructions from one or more of the shareholders. Similarly, brokers and other intermediaries holding shares of common stock in brokerage accounts for more than one beneficial owner with the same address may deliver only one Notice or Proxy Statement and Annual Report to that address, if the appropriate notice was provided or consent obtained.

We will deliver promptly, upon written request to the address noted below or oral request to Wells Fargo Shareowner Services at 1-800-468-9716, a separate copy of the Notice or a separate copy of the Proxy Statement and/or 2011 Annual Report to a shareholder at a shared address to which a single copy was delivered, including a beneficial owner of stock held in “street name.” Any shareholder may use the address below or the phone number noted above, to obtain separate Notices, Proxy Statements and/or Annual Reports in the future or request delivery of a single copy of the Notice, Proxy Statement or Annual Report at an address where you are receiving multiple copies. If your shares are held in “street name” and you want to increase or decrease the number of copies of our Notice, Proxy Statement and/or Annual Report delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf. Requests to us should be addressed to:

Investor Relations

Imation Corp.

1 Imation Way

Oakdale, MN 55128

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

If you wish to submit a shareholder proposal that is requested to be included in our Proxy Statement for our 2013 Annual Meeting, we must receive the proposal at our principal executive offices by the close of business on November 22, 2012. The proposal must also comply with all applicable statutes and regulations and must be sent to the attention of our Corporate Secretary.

If you want to present any other proposal or nominate a person to be elected as a director at our 2013 Annual Meeting, the proposal or nomination must be received in writing by our Corporate Secretary at our principal executive offices by February 1, 2013. However, if the Annual Meeting is to be held before April 2, 2013 or after June 1, 2013, then the proposal or nomination must be received before the later of (i) the close of business on the 10th day following the day on which notice of the meeting date is mailed or public disclosure of the meeting date is made, whichever occurs first, and (ii) the close of business 90 days before the 2013 Annual Meeting. The proposal or nomination must contain the specific information required by our bylaws. You may obtain a copy of our bylaws by writing to our Corporate Secretary.

OTHER BUSINESS

We are not aware of any business to be presented at the Annual Meeting other than the business that is explained in this Proxy Statement. If any other matter is properly presented for a vote at the Annual Meeting, the holders of the proxies will have discretionary voting authority to vote your shares.

Dated: March 21, 2012	BY ORDER OF THE BOARD OF DIRECTORS,

John P. Breedlove
Vice President, General Counsel and Corporate Secretary

IMATION CORP. 1 IMATION WAY OAKDALE, MN 55128

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M43263-P18770	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IMATION CORP.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR Proposals 1, 2 and 3:
1.	Election of Directors	☐	☐	☐
Nominees:
01) Mark E. Lucas
02) L. White Matthews, III
03) David B. Stevens

						For	Against	Abstain
2.	Ratify the appointment of PriceWaterhouseCoopers as independent registered public accounting firm for fiscal 2012.					☐	☐	☐
3.	Approval, by non-binding vote, of the compensation of the Company’s named executive officers.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
		Yes	No
Check this box if you plan to attend the annual meeting. If you choose to vote your proxy by telephone, please do not hang up until you have been prompted and have replied regarding your attendance at the annual meeting.		☐	☐
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS

SHERATON ST. PAUL WOODBURY HOTEL

676 BIELENBERG DRIVE

WOODBURY, MN 55125

MAY 2, 2012, 9 A.M. LOCAL TIME

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report to Shareholders are available at

WWW.PROXYVOTE.COM.

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M43264-P18770

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF IMATION CORP.

The undersigned hereby appoints Charles A. Haggerty and Daryl J. White, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Imation Corp. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 2, 2012 at 9 a.m. local time at Sheraton St. Paul Woodbury Hotel, 676 Bielenberg Drive, Woodbury, MN 55125, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BY VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Furthermore, as a participant in the Imation Retirement Investment Plan (“RIP”), I hereby direct Fidelity Management Trust Company, as RIP Trustee, to vote at the 2012 Annual Meeting of Shareholders of Imation Corp., and at any adjournment thereof, all shares of Imation Corp. Common Stock allocated as of March 5, 2012 to my account in the Imation RIP, plus a pro rata portion of the shares that have not been allocated to participant accounts or for which no instructions are received, as designated on the reverse side. I understand that this card must be received by BROADRIDGE FINANCIAL SOLUTIONS, acting as tabulation agent for the RIP Trustee, by April 27, 2012. If it is not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares held in my account will be voted by Fidelity Management Trust Company in the same proportion that the other participants in the plan direct the RIP Trustee to vote shares allocated to their accounts. All voting instructions given by participants shall be held in strict confidence by the RIP Trustee.

(Continued and to be marked, dated and signed, on the other side)